Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED REVOLVING CREDIT AGREEMENT

dated as of

January 31, 2023

among

VARAGON CAPITAL CORPORATION
as Borrower

The LENDERS and ISSUING BANKS Party Hereto

and

CIBC BANK USA
as Administrative Agent

$75,000,000

CIBC BANK USA
as Sole Lead Arranger

TABLE OF CONTENTS

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SCHEDULE 1.01(a) Approved Dealers and Approved Pricing Services

SCHEDULE 1.01(b) Commitments

SCHEDULE 1.01(c) Industry Classification Group List

SCHEDULE 3.11 Material Agreements and Liens

SCHEDULE 3.12(a) Subsidiaries

SCHEDULE 3.12(b) Investments

SCHEDULE 6.08 Transactions with Affiliates

EXHIBIT A Form of Assignment and Assumption

EXHIBIT B Form of Borrowing Base Certificate

EXHIBIT C Form of Borrowing Request

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SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of January 31, 2023 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among VARAGON CAPITAL CORPORATION, a Maryland corporation (the “Borrower”), the LENDERS and the ISSUING BANKS party from time to time hereto, and CIBC BANK USA, as Administrative Agent.

WHEREAS, the Borrower may, from time to time, request Loans from the Lenders, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by the Lenders, shall be made;

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to the Borrower by any Lender, or any Letter of Credit issued for the account of the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Borrowing Base” means an amount equal to the Borrowing Base minus the aggregate amount of Cash and Cash Equivalents held by the Obligors (provided that Cash Collateral for outstanding Letters of Credit shall not be treated as held by the Obligors for purposes of this definition).

“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents held by the Obligors (provided that Cash Collateral for outstanding Letters of Credit shall not be treated as held by the Obligors for purposes of this definition).

“Administrative Agent” means CIBC Bank USA, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Advisor” means VCC Advisors, LLC, a Delaware limited liability company.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by such specified Person or its Affiliates in the ordinary course of business.

“Affiliate Agreement” means the Investment Advisory Agreement, dated as of June 2, 2022, between the Borrower and the Advisor.

“Aggregate Collateral Pool” has the meaning assigned to such term in Section 5.13.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) zero. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate as set forth above shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Margin” means (a) during the Availability Period, (i) with respect to any ABR Loan, 1.50% per annum, and (ii) with respect to any Term SOFR Loan, 2.50% per annum; and (b) after the Availability Period, (i) with respect to any ABR Loan, 1.75% per annum and (ii) with respect to any Term SOFR Loan, 2.75% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign bank or broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, either as set forth on Schedule 1.01(a) or any other bank or broker-dealer or Affiliate thereof acceptable to the Administrative Agent in its reasonable determination.

“Approved Pricing Service” means a pricing or quotation service either (a) as set forth in Schedule 1.01(a) or (b) approved by the Board of Directors of the Borrower (or, if it has the necessary delegated authority at the time of such approval, the Advisor) and designated in writing by the Borrower to the Administrative Agent (which designation shall, if applicable, be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such pricing or quotation service has been approved by the Borrower).

“Approved Third-Party Appraiser” means any Independent nationally recognized third-party appraisal firm (a) designated by the Borrower in writing to the Administrative Agent (which designation shall, if applicable, be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such firm has been approved by the Borrower for purposes of assisting the Board of Directors of the Borrower or the Advisor in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act) and (b) reasonably acceptable to the Administrative Agent. Notwithstanding the foregoing, it is understood and agreed that Houlihan Lokey Howard & Zukin Capital, Inc., Alvarez & Marsal, Kroll, LLC (f/k/a Duff & Phelps LLC), Murray, Devine and Company, Lincoln International LLC and Valuation Research Corporation shall be deemed to be Approved Third-Party Appraisers. With respect to any selection of an Approved Third-Party Appraiser by the Administrative Agent pursuant to Section 5.12, an Approved Third Party Appraiser shall include any of the firms identified in the preceding sentence and any other Independent nationally recognized third-party appraisal firm identified by the Administrative Agent and consented to by the Borrower (such consent not to be unreasonably withheld).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit A (with adjustments thereto to reflect the Commitments and/or Loans being assigned or outstanding at the time of the respective assignment) or any other form approved by the Administrative Agent and the Borrower.

“Associated Parties” means (a) each Person that both (i) directly or indirectly, and together with its Affiliates, holds Equity Interests constituting 10% or more of any class of the Equity Interests of the Advisor or any of its Affiliates and (ii) is consented to by the Administrative Agent in its reasonable discretion (which consent can be provided to the Borrower prior to, on or after the Effective Date and which consent cannot be revoked by the Administrative Agent on or after the date such consent has been granted) and (b) any Affiliate of a Person referred to in the foregoing clause (a).

“Assuming Lender” has the meaning assigned to such term in Section 2.08(e).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of all Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Term SOFR Interest Period” pursuant to Section 2.20(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benchmark” means, initially, Term SOFR; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or any replacement rate therefor, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities, at such time.

“Benchmark Replacement Date” means, (x) with respect to any Benchmark (other than Term SOFR), the earliest to occur of the following events with respect to such then-current Benchmark and (y) with respect to Term SOFR, a date and time determined by the Administrative Agent in its reasonable discretion and in consultation with the Borrower, which date shall be no later than the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.20 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.20.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereof).

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers of such Person, or if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the general partner and the Board of Directors of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Asset Coverage Ratio” means, as of any date of determination, the ratio, determined on a consolidated basis for the Obligors, without duplication, of (a) Total Assets as of such date minus Total Assets Concentration Limitation as of such date to (b) the sum of (i) Total Secured Debt as of such date plus (ii) any portion of any (x) Unsecured Longer-Term Indebtedness or (y) Unsecured Shorter-Term Indebtedness that, in the case of this clause (x) or (y) is, as of such date, subject to a contractually scheduled amortization prepayment (solely in the amount of such prepayment) or payment in full upon its maturity date, in each case of clauses (x) and (y), within 180 days after such date of determination.

“Borrower Net Worth” means, as of any date of determination, (a) Total Assets as of such date minus (b) the sum of (i) Total Assets Concentration Limitation as of such date plus (ii) Total Secured Debt as of such date.

“Borrowing” means (a) all ABR Loans made, converted or continued on the same date or (b) all Term SOFR Loans that have the same Term SOFR Interest Period.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit B (or such other form as shall be reasonably satisfactory to the Administrative Agent) and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which, if in writing, shall be substantially in the form of Exhibit C (or such other form as shall be reasonably satisfactory to the Administrative Agent).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed; provided that when used in relation to Term SOFR Loans or any interest rate settings, fundings, or disbursements of any such Term SOFR Loan, the term “Business Day” shall also exclude any day that is not a SOFR Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means any immediately available funds in Dollars.

“Cash Collateralize” means, in respect of a Letter of Credit or any obligation hereunder, to provide and pledge cash collateral pursuant to Section 2.05(j), at a location and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the Issuing Bank. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a) Short-Term U.S. Government Securities;

(b) investments in commercial paper or other short-term corporate obligations maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A‑1 from S&P and at least P‑1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A‑1 from S&P and at least P‑1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(d) fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A‑2 from S&P and at least P‑2 from Moody’s (or if only one of S&P or Moody’s provides such rating, such Approved Dealer shall also have an equivalent credit rating from any other rating agency);

(e) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000;

(f) investments in money market funds and mutual funds that invest substantially all of their assets in investments of the type described in the immediately preceding clauses (a) through (e) above (including as to credit quality and maturity);

(g) a guaranteed reinvestment agreement from a bank (if treated as a deposit by such bank), insurance company or other corporation or entity having a credit rating of at least A-1 from S&P and at last P-1 from Moody’s; provided that such agreement provides that it may be unwound at the option of the Borrower at any time without penalty; and

(h) money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “Aam-G” by S&P, respectively;

provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; and (iii) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.

“Change in Control” means (a) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) approved, selected or nominated by the requisite members of the Board of Directors of the Borrower nor (ii) appointed by a majority of the directors so approved, selected or nominated; or (b) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Advisor or any Affiliate of the Advisor with substantially similar capacity to perform its obligations in all material respects with respect to the Borrower as the Advisor.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to a Person becoming a Lender by assignment or joinder after the date of this Agreement, the effective date thereof), of (a) the adoption of any law, treaty or governmental rule or regulation or any change in any law, treaty or governmental rule or regulation or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule or regulation was issued or enacted prior to the date hereof), but excluding proposals thereof, or any determination of a court or Governmental Authority, (b) any guideline, request or directive by any Governmental Authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof (or with respect to a Person becoming a Lender by assignment or joinder after the date of this Agreement, the effective date thereof) or (c) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, in each case adopted after the date hereof (or with respect to a Person becoming a Lender by assignment or joinder after the date of this Agreement, the effective date thereof). For the avoidance of doubt, all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued (i) by any United States regulatory authority under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date adopted, issued, promulgated or implemented.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means CIBC Bank USA in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral Pool” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Secured Obligations (as such term is defined in the Guarantee and Security Agreement) (subject to any Lien permitted by Section 6.02 hereof).

“Commitment Increase” has the meaning assigned to such term in Section 2.08(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.08(e).

“Commitment Termination Date” means January 31, 2026.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans, and to acquire participations in Letters of Credit hereunder, during the Availability Period, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $75,000,000.

“Competitor” means (a) any Person primarily engaged in the business of private credit, including, without limitation, as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which as part of its primary investment strategies originates or purchases U.S. sponsored middle market loans, (b) any Person controlled by, or controlling, or under common control with, or which is a sponsor of, a Person referred to in clause (a) or (c) any Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority, in each case, that does not constitute an Eligible Assignee under clauses (a) through (c) of such definition.

“Competitor Assigning Lender” has the meaning assigned to such term in Section 9.02(d)(ii).

“Concurrent Transactions” means, with respect to any proposed action or transaction hereunder, (a) any acquisition or sale of Portfolio Investments or other property or assets, (b) any payment of outstanding Loans, cash collateralization of Letters of Credit as contemplated hereunder, or payment of other Indebtedness that is included in the Covered Debt Amount, (c) any return of capital or other distribution or receipt of cash from any Investment, (d) any incurrence of Indebtedness and the use of proceeds thereof, (e) any sale of Equity Interests of the Borrower or any of its Subsidiaries, and (f) any pro forma adjustments related to any of the actions or transactions described in the foregoing clauses (a) through (e), in each case, that occurs substantially simultaneously with (and in any event within twenty-four (24) hours of) such proposed action or transaction; provided that, this definition shall not permit any incurrence of Indebtedness if compliance with the applicable terms and conditions hereof is contingent upon the receipt of cash from any third party (other than any refinancing credit provider).

“Conforming Changes” means with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Term SOFR”, the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “SOFR Business Day”, the definition of “Term SOFR Interest Period”, or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent (after consultation with the Borrower) decides in its reasonable discretion may be appropriate or reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (after consultation with the Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (after consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Asset Coverage Ratio” means the ratio, determined on a consolidated basis for Borrower and its Subsidiaries, without duplication, of (a) the value of total assets of the Borrower and its Subsidiaries, less all liabilities and indebtedness not represented by senior securities to (b) the aggregate amount of senior securities representing indebtedness of Borrower and its Subsidiaries, in each case as determined pursuant to the Investment Company Act and any orders of the Securities and Exchange Commission issued to or with respect to the Borrower thereunder, including any exemptive relief granted by the Securities and Exchange Commission with respect to the indebtedness of any SBIC Subsidiary or otherwise related to the calculation of senior securities representing indebtedness (including, for the avoidance of doubt, any exclusion of such indebtedness in the foregoing calculation).

“Consolidated Group” has the meaning assigned to such term in Section 5.13(a).

“Contingent Borrowing Base Deficiency” means, at any time that any Contingent Secured Indebtedness is outstanding, if the inclusion of all such Contingent Secured Indebtedness and the Portfolio Investments subject to the underlying repurchase transactions in the Covered Debt Amount and the Borrowing Base, respectively, would result in a Borrowing Base Deficiency.

“Contingent Secured Indebtedness” means, on any date, Indebtedness of an Obligor (which may be guaranteed by one or more other Obligors) that (a) is incurred pursuant to one or more repurchase arrangements, (b) has a maturity at issuance of no more than 180 days (or, in the case of any renewal or extension thereof, 180 days after the then-current expiration date of such Contingent Secured Indebtedness) and (c) is not secured by any Collateral (other than by (x) any Portfolio Investment to the extent otherwise permitted to be transferred to a Financing Subsidiary hereunder, (y) the participation interest such Obligor sells in the underlying asset for such repurchase agreement(s) or (z) any note or security issued by a Subsidiary of an Obligor).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto; provided, however, “Control” shall not include “negative” control or “blocking” rights whereby action cannot be taken without the vote or consent of any Person.

“Covered Debt Amount” means, on any date, the sum of (x) all of the Revolving Credit Exposures of all Lenders on such date plus (y) the aggregate amount of Other Covered Indebtedness on such date minus (z) the LC Exposures fully Cash Collateralized on such date pursuant to Section 2.05(j) and the last paragraph of Section 2.09(a). For the avoidance of doubt, for purposes of calculating the Covered Debt Amount, any Indebtedness that is required to be part of the Covered Debt Amount will be included at the then outstanding principal balance thereof.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent (in consultation with the Borrower) may establish another convention in its reasonable discretion.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to (i) fund all or any portion of its Loans or participations in Letters of Credit within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in detail in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) the Administrative Agent has received notification that such Lender has become, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or instrumentality so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. The Administrative Agent shall deliver written notice of such determination to the Borrower, the Issuing Bank and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include the disposition of Investments originated by the Borrower and immediately transferred to a Financing Subsidiary pursuant to a transaction not prohibited hereunder.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary, unusual or non-recurring gains and extraordinary losses solely to the extent excluded in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net income in the relevant agreement relating to the applicable Portfolio Investment for such period: (i) consolidated interest charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is January 31, 2023.

“Eligible Assignee” means (a) an Affiliate of a Lender, (b) a bank, (c) an insurance company or (d) any Person other than a Competitor. Notwithstanding the foregoing, none of the following Persons shall constitute an Eligible Assignee: (i) the Borrower or any of its Affiliates, (ii) any Defaulting Lenders or any of their respective Affiliates or (iii) any natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income Tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to any of the foregoing.

“ERISA” means the U.S Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any Subsidiary Guarantor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, any Subsidiary Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any Subsidiary Guarantor or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, any Subsidiary Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 8.09(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.09(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.09(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.09(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 8.09(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes and branch profits Taxes, in each case, (i) imposed by the United States of America (or any state or political subdivision thereof), or by the jurisdiction

(or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to such Lender at the time such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)) becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender’s assignor or such Lender was entitled to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16, immediately before such assignment or designation, (c) Taxes attributable to such recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Tax that is imposed pursuant to FATCA.

“Extraordinary Receipts” means any cash received by or paid to any Obligor on account of any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments received not in the ordinary course of business and any purchase price adjustment received not in the ordinary course of business in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests and issuances of Indebtedness by any Obligor); provided that Extraordinary Receipts shall not include any (x) amounts that the Borrower receives from the Administrative Agent or any Lender pursuant to Section 2.16, or (y) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the foregoing, and any legislation or regulations adopted or promulgated pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated the Effective Date, between the Borrower and CIBC Bank USA.

“Final Maturity Date” means the date that is two (2) years after the Commitment Termination Date.

“Financing Subsidiary” means (a) an SPE Subsidiary or (b) an SBIC Subsidiary. As of the Effective Date, the only Financing Subsidiary is VCC Funding, LLC, which is an SPE Subsidiary.

“Floor” means zero percent (0.00%).

“Foreign Lender” means any Lender that is not a “United States person” as defined under Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any (a) direct or indirect Subsidiary of the Borrower that is resident or organized under the laws of any jurisdiction other than the United States or its states, territories or possessions, (b) direct or indirect Subsidiary of the Borrower which is a “controlled foreign corporation” within the meaning of the Code, (c) direct or indirect Subsidiary substantially all the assets of which consist (directly or indirectly through one or more flow-through entities) of the Equity Interests and/or indebtedness of one or more Subsidiaries described in clause (b) of this definition, or (d) direct or indirect Subsidiary that is disregarded as an entity that is separate from its owner for United States federal income tax purposes and substantially all of its assets consist of the Equity Interests of one or more Subsidiaries described in clause (b) or (c) of this definition.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure, in each case with respect to Letters of Credit issued by the Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“GICS” means, as of any date, the most recently published Global Industry Classification Standard.

“GICS Industry Group Classification” means any industry group classification within GICS, as updated and amended from time to time.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) customary indemnification agreements entered into in the ordinary course of business, provided that such indemnification obligations are in connection with obligations that do not constitute Indebtedness.

“Guarantee and Security Agreement” means that certain Guarantee and Security Agreement dated as of the Effective Date among the Borrower, the Administrative Agent, each Subsidiary of the Borrower from time to time party thereto, each holder (or a representative or trustee therefor) from time to time of any Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness, and the Collateral Agent, as the same shall be amended, modified, restated and supplemented and in effect from time to time.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as shall be reasonably satisfactory to the Collateral Agent) between the Collateral Agent and an entity that pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiaries” means those Subsidiaries of the Borrower that are “designated” as Immaterial Subsidiaries by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.01: (a) the aggregate assets of such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 3% of the consolidated assets of the Borrower and its Subsidiaries as of such date; and (b) the aggregate revenues of such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 3% of the consolidated revenues of the Borrower and its Subsidiaries for such period.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind that are required to be accounted for under GAAP as a liability on the financial statements of such Person (other than deposits received in connection with a Portfolio Investment in the ordinary course of business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all obligations of such Person (that are not investments by such Person) evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien (other than a Lien permitted by Section 6.02(d)) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such Indebtedness being the lower of the outstanding amount of such Indebtedness and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing, “Indebtedness” shall not include (t) any revolving commitments or letters of credit for which any Obligor is acting as a lender or issuing lender, as applicable, as part of or in connection with a Portfolio Investment, (u) any non-recourse liabilities for participations sold by any Person in any Bank Loans, (v) escrows or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (w) a commitment to make a future Investment or fund the delayed draw or other unfunded portion of any existing Investment, (x) any accrued incentive, management or other fees to the Advisor or Affiliates (regardless of any deferral in payment thereof), (y) uncalled capital or other commitments of an Obligor in Joint Venture Investments (including uncalled loans or other commitments in connection therewith), as well as any letter or agreement requiring any Obligor or its Subsidiaries to provide capital to a Joint Venture Investment (for the avoidance of doubt, this clause (y) shall not permit any Investments otherwise prohibited under Section 6.04 or any Restricted Payments otherwise prohibited under Section 6.05) or (z) indebtedness on account of the sale of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Obligor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Independent” when used with respect to any specified Person means that such Person (a) does not have any direct financial interest (other than ownership of a de minimis amount

(i.e. less than 1%) of the Equity Interests of such Person) or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not connected with the Borrower or of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Industry Classification Group” means any of the GICS Industry Group Classifications set forth in Schedule 1.01(c) hereto, together with any such group classifications that may be subsequently added to GICS and provided by the Borrower to the Administrative Agent.

“Initial RIC Year” has the meaning assigned to such term in Section 3.10(a).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person but excluding any advances to employees, officers, directors and consultants of such Borrower or any of its Subsidiaries for expenses in the ordinary course of business); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means the investment objectives, policies, restrictions and limitations set forth in the “BUSINESS” section of its Registration Statement, and as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means CIBC Bank USA, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).

“Joint Venture Investment” has the meaning assigned to such term in Section 5.13.

“KYC Approval Days” has the meaning assigned to such term in Section 2.18(b).

“LC Application” means with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Bank at the time of such request for the type of Letter of Credit requested that is reasonably satisfactory to the Borrower and the Issuing Bank.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum (without duplication) of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (including any Letter of Credit for which a draft has been presented but not yet honored by any Issuing Bank) plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.01(b) as having Commitments, any Assuming Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Commitment or to acquire Revolving Credit Exposure, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance in the form of a security interest, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as, in the case of any Portfolio Investment, the Value used in determining the Borrowing Base is not greater than the purchase or call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof pursuant to the underlying documentation for such Investment shall not be deemed to be a “Lien” and in the case of Investments that are securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of the equity holders of the same issuer).

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Letter of Credit Documents and the Security Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Losses” has the meaning assigned to such term in Section 9.03(b).

“Margin Stock” means “margin stock” within the meaning of Regulations D, T, U and X.

“Master Letter of Credit Agreement” means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form being used by the Issuing Bank at such time that is reasonably satisfactory to the Borrower and the Issuing Bank.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments of the Obligors (taken as a whole) and other assets, liabilities and financial condition of the Borrower and its Subsidiaries (other than Financing Subsidiaries) taken as a whole (excluding in any case a decline in the net asset value of the Borrower or any of its Subsidiaries or a change in general market conditions or values of the Portfolio Investments), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit, Hedging Agreements, Permitted Longer-Term Affiliate Loans and Permitted Shorter-Term Affiliate Loans), of any one or more of the Borrower and its Subsidiaries (other than any Financing Subsidiary) in an aggregate principal amount exceeding the greater of (i) $3,750,000 and (ii) an amount equal to 3% of the assets of the Borrower at the time of incurrence of such Indebtedness and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and its Subsidiaries (other than any Financing Subsidiaries) would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed the greater of (i) $3,750,000 and (ii) an amount equal to 3% of the assets of the Borrower at the time such Hedging Agreement was entered into.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of Cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries (other than Financing Subsidiaries), or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries (other than Financing Subsidiaries) (in each case, which requires a payment of the Loans under Section 2.10(e)), an amount equal to (a) the sum of cash and Cash Equivalents received by the Borrower or any of its Subsidiaries (other than Financing Subsidiaries) from such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the out-of-pocket fees, costs and expenses incurred by the Borrower or such Subsidiary in connection with such transaction, (iii) the taxes paid or reasonably estimated to be actually payable within two years of the date of the relevant transaction in connection with such transaction; provided that, if the amount of any estimated taxes pursuant to clause (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists), (iv) any costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Disposition, and (v) reserves for indemnification, purchase price adjustments or analogous arrangements reasonably estimated by the Borrower or the relevant Subsidiary in connection with such Disposition; provided that, if the amount of any estimated reserves pursuant to this clause (v) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price adjustments or analogous arrangements for such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists); and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries (other than any Financing Subsidiary) (including, for the avoidance of doubt, cash received by the Borrower or any of its Subsidiaries (other than any Financing Subsidiaries) for the sale by the Borrower or such Subsidiary of any Equity Interest of a Financing Subsidiary but specifically excluding any sale of any Equity Interest by a Financing Subsidiary or cash received by a Financing Subsidiary in connection with the sale of any Equity Interest), or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries (other than Financing Subsidiaries) (in each case, which requires a payment of the Loans under Section 2.10(e)), an amount equal to (i) the sum of the cash and Cash Equivalents received in connection with such transaction minus (ii) the sum of (1) out-of-pocket fees, costs and expenses, incurred by the Borrower or such Subsidiary in connection therewith plus (2) any costs, fees, commissions, premiums, expenses, or underwriting discounts or commissions incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d)(i).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Affiliates or their Securities.

“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or the Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Covered Indebtedness” means, collectively, Secured Longer-Term Indebtedness, Secured Shorter-Term Indebtedness and Unsecured Shorter-Term Indebtedness; provided that “Other Covered Indebtedness” shall not include any Indebtedness secured by a Lien permitted under Section 6.02(e), any Indebtedness permitted under Section 6.01(m), any Permitted Longer-Term Affiliate Loan or any Permitted Shorter-Term Affiliate Loan.

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (including Guarantees thereof but excluding Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of securities, loans, derivatives transactions, repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Investment Policies (after giving effect to any Permitted Policy Amendments); provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, excluding any such Taxes that are Other Connection Taxes resulting from an assignment by any Lender in accordance with Section 9.04 hereof (unless such assignment is made pursuant to Section 2.18(b)).

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04.

“Payment Recipient” has the meaning assigned to such term in Section 8.09(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Convertible Indebtedness” means Indebtedness incurred by an Obligor that is convertible solely into Permitted Equity Interests of the Borrower.

“Permitted Equity Interests” means common stock of the Borrower that after its issuance is not subject to any agreement between the holder of such common stock and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock at any time prior to the date that is one year and one day after the Final Maturity Date(or, if longer, the applicable preference period under the U.S. Bankruptcy Code).

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries in accordance with GAAP; (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; provided that, all Liens on any Collateral included in the Borrowing Base that are permitted pursuant to this clause (e) shall have a priority that is junior to the Liens under the Security Documents for so long as such Collateral is included in the Borrowing Base; (f) Liens arising out of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff, banker’s liens, security interest or other like rights upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items, and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business or in respect of assets sold or otherwise disposed of to a non-Obligor in a transaction permitted by this Agreement; (i) deposits of money securing leases to which the applicable Borrower or its Subsidiaries is a party as lessee made in the ordinary course of business; (j) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by the Borrower or its Subsidiaries in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); (k) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder, (l) any restrictions on the sale or disposition of assets arising from a loan sale agreement between or among one or more Obligors or their Subsidiaries with one or more Financing Subsidiaries; provided such restrictions with respect to this clause (l) do not adversely affect the enforceability of the Collateral Agent’s first-priority security interest on any Collateral that is not contributed to a Financing Subsidiary and (m) Liens (x) among Obligors, (y) among Subsidiaries of Obligors that are not Obligors and (z) of Subsidiaries of Obligors that are in favor of Obligors.

“Permitted Longer-Term Affiliate Loan” means any Indebtedness of the Borrower or its Subsidiaries that (a) is owed to the Advisor, any of its Affiliates or any other Person that, as of the date such Indebtedness is incurred, is an Associated Party, (b) has no mandatory amortization prior to, and a final maturity date not earlier than, six months after the Final Maturity Date, (c) is permitted by the Investment Company Act, (d) is not secured by any property or assets of the Borrower or any of its Subsidiaries, (e) is on terms and conditions no less favorable, taken as whole, to the Borrower or such other Subsidiary than in good faith is believed to be obtained on an arm’s-length basis from unrelated third parties, (f) is on terms and conditions that are no more restrictive in any material respect upon the Borrower and its Subsidiaries than those set forth in this Agreement and (g) except with respect to such Indebtedness that is owed to the Advisor, any of its Affiliates or any Pre-Approved Associated Party, the aggregate principal amount of such Indebtedness incurred on any date, together with the aggregate principal amount of all other Permitted Longer-Term Affiliate Loans owed to a Person and its Affiliates, shall not exceed the aggregate amount of the purchases of Equity Interests of, and equity contributions to, the Advisor and its Affiliates by such Person and its Affiliates as of such date.

“Permitted Policy Amendment” means any change, alteration, expansion, amendment, modification, termination, restatement or replacement of the Investment Policies, that is at least one of the following: (a) approved in writing by the Administrative Agent, (b) required by applicable law, rule, regulation or Governmental Authority, or (c) not materially adverse to the rights, remedies or interests of the Lenders (it being acknowledged and agreed that no change, alteration, expansion, amendment, modification, termination, restatement or replacement of the Investment Policies shall be deemed “material” if investment size proportionately increases as the size of the Borrower’s and its Subsidiaries’ capital base changes).

“Permitted SBIC Guarantee” means a guarantee by the Borrower of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form (or the applicable form at the time such guarantee was entered into); provided that the recourse to the Borrower thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary.

“Permitted Shorter-Term Affiliate Loan” means (i) any Indebtedness pursuant to that certain Fronting Letter Agreement, dated as of December 15, 2022, by and between the Borrower and Varagon Capital Partners, L.P., a Delaware limited partnership, and (ii) any other Indebtedness of the Borrower or its Subsidiaries that (a) is owed to the Advisor, any of its Affiliates or any other Person that, as of the date such Indebtedness is incurred, is an Associated Party, (b) has any mandatory amortization prior to, and/or a final maturity date earlier than, six months after the Final Maturity Date, (c) is permitted by the Investment Company Act, (d) is not secured by any property or assets of the Borrower or any of its Subsidiaries, (e) is on terms and conditions no less favorable, taken as whole, to the Borrower or such other Subsidiary than in good faith is believed to be obtained on an arm’s-length basis from unrelated third parties, (f) is on terms and conditions that are no more restrictive in any material respect upon the Borrower and its Subsidiaries than those set forth in this Agreement, (g) except with respect to such Indebtedness that is owed to the Advisor, any of its Affiliates or any Pre-Approved Associated Party, the aggregate principal amount of such Indebtedness incurred on any date, together with the aggregate principal amount of all other Permitted Shorter-Term Affiliate Loans owed to a Person and its Affiliates, shall not exceed the aggregate amount of the purchases of Equity Interests of, and equity contributions to, the Advisor and its Affiliates by such Person and its Affiliates as of such date, (h) has a maximum term to maturity of ninety days from its date of incurrence and (i) is incurred by the Borrower or its Subsidiaries to purchase one or more Portfolio Investments which each increase the Borrowing Base; provided that, no such Indebtedness owed to the Advisor or any of its Affiliates shall be required to satisfy this clause (i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning set forth in Section 5.01(i).

“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio (and solely for purposes of determining the Borrowing Base, Cash). Notwithstanding anything to the contrary contained herein, so long as any Obligor holds any of the Equity Interests in a Joint Venture Investment, the Equity Interests constituting such Joint Venture Investment shall be deemed to constitute a Portfolio Investment for purposes of this Agreement and the other Loan Documents (without requiring such Joint Venture Investment to be reflected as a Portfolio Investment on any financial statements delivered hereunder or thereunder).

“Pre-Approved Associated Parties” means (i) each Person that constitutes an Associated Party under clause (a) of such definition as of the Effective Date and (ii) any Affiliate of a Person referred to in the foregoing clause (a).

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

“Public Lender” means Lenders that do not wish to receive Non-Public Information with respect to the Borrower or any of its Subsidiaries or their Securities.

“Quarterly Dates” means the fifth (5th) Business Day of April, July, October and January in each year, commencing in April 2023.

“Quoted Investment” means a Portfolio Investment with a value that may be assigned by the Borrower pursuant to Section 5.12(b)(ii)(A).

“Register” has the meaning set forth in Section 9.04.

“Registration Statement” means the Registration Statement filed by the Borrower with the Securities and Exchange Commission on May 27, 2022, as amended by the Amendment No. 1 on July 15, 2022 and the Amendment No. 2 on July 22, 2022.

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board, as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief compliance officer, treasurer, assistant treasurer, controller or other duly elected or appointed officer of an Obligor. Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower (other than any such equity awards granted to employees, officers, directors and consultants of the Borrower and its Affiliates) (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made by the Borrower or its Subsidiaries in respect thereof, or (z) any other purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made under this clause (z) solely with Permitted Equity Interests (other than interest or expenses or fractional shares, which may be payable in cash to the extent not prohibited hereunder) shall, in any case under the foregoing clauses (w) through (z), constitute a Restricted Payment hereunder).

“Return of Capital” means, without duplication, (a) any net cash amount (and net cash proceeds of any noncash amount) received by any Obligor in respect of the outstanding principal of any Portfolio Investment of such Obligor (whether at stated maturity, by acceleration or otherwise), (b) any net cash proceeds (including net cash proceeds of any noncash consideration) received by any Obligor from the sale of any property or assets pledged as collateral in respect of any Portfolio Investment of such Obligor to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Portfolio Investment, (c) any net cash amount (and net cash proceeds of any noncash amount) received by any Obligor in respect of any Portfolio Investment of such Obligor that is an Equity Interest (x) upon the liquidation or dissolution of the issuer of such Portfolio Investment, (y) as a distribution of capital made on or in respect of such Portfolio Investment, or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Portfolio Investment or pursuant to the reorganization of such issuer or (d) any similar return of capital received by any Obligor in cash (and net cash proceeds of any noncash amount) in respect of any Portfolio Investment of such Obligor (in the case of clauses (a), (b), (c) and (d), net of any fees, cost, expenses and Taxes paid or payable in respect thereto).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, and its LC Exposure, at such time made or incurred under the Commitments.

“Revolving Percentage” means, as of any date of determination, the result, expressed as a percentage, of the Revolving Credit Exposure on such date divided by the aggregate outstanding Covered Debt Amount on such date.

“Revolving Portfolio Investment” means a Portfolio Investment consisting of a revolving credit facility acquired by an Obligor (other than a revolving credit facility received as part of a restructuring or workout) that by its terms may require one or more future advances (which are not subject to consent or approval of such Obligor or to conditions that are unlikely to occur or be satisfied) and which permits the re-borrowing of any amount previously repaid to the Obligor thereunder; provided that, for the avoidance of doubt, “Revolving Portfolio Investments” shall exclude (i) discretionary future commitments, such as accordions and commitment increase options, with respect to which the related Obligor has not yet exercised such discretion to commit and (ii) revolving credit facilities of Financing Subsidiaries that no Obligor is committed to fund; provided further that no Portfolio Investment shall be a Revolving Portfolio Investment after all commitments by the Obligor to make advances to the obligor thereof expire, are terminated or are irrevocably reduced to zero.

“RIC” means a person qualifying for treatment as a “regulated investment company”, as defined in Section 851 of the Code.

“S&P” means S&P Global Ratings or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, the Crimea Region of Ukraine, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b). For purposes of this definition, “Person” shall include a vessel.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury of the United Kingdom or Japan.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Equity Commitment” means a commitment by the Borrower or any of its Subsidiaries to make one or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is, directly or indirectly, its equity interest in the SBIC Subsidiary) of the Borrower that is (x) licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) or (y) a wholly-owned direct or indirect Subsidiary of an entity referred to in clause (x) above, and, in each case, which is designated by the Borrower (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any Obligor (other than a Permitted SBIC Guarantee or analogous commitment), (ii) is recourse to or obligates any Obligor in any way (other than in respect of any SBIC Equity Commitment, Permitted SBIC Guarantee or analogous commitment), or (iii) subjects any property of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness, and (b) no Obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results (other than in respect of any SBIC Equity Commitment, Permitted SBIC Guarantee or analogous commitment). Any such designation by the Borrower shall be effected pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Responsible Officer’s knowledge, such designation complied with the foregoing conditions.

“Secured Longer-Term Indebtedness” means, as at any date, Indebtedness (other than Indebtedness hereunder) of any Obligor (which may be Guaranteed by any other Obligor) that is secured by any assets of the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) and that (a) has no scheduled amortization (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum, provided that amortization in excess of 1% per annum shall be permitted so long as the amount of such amortization in excess of 1% is permitted to be incurred pursuant to Section 6.01(h) or (m)) prior to, and a final maturity date not earlier than, six months after the Final Maturity Date (it being understood that none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; or (y) any cash payment made in respect thereof, shall constitute “amortization” for purposes of this clause (a)), (b) is incurred pursuant to documentation containing (i) financial covenants, covenants governing the borrowing base, if any, portfolio valuations and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally) that are not materially more restrictive upon the Borrower and its Subsidiaries, taken as a whole and prior to the Termination Date, than those set forth in this Agreement and (ii) other terms (other than interest or any fees) that are not more restrictive in any material respect upon the Borrower and its Subsidiaries, taken as a whole and prior to the Termination Date, than those set forth in this Agreement (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the Equity Interests of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its Equity Interests or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition); provided that, upon the Borrower’s written request in connection with the incurrence of any Secured Longer-Term Indebtedness that otherwise would not meet the requirements of this clause (b), this Agreement will be deemed automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower and the Lenders shall promptly enter into a written amendment evidencing such amendment), mutatis mutandis, solely to the extent necessary to meet the requirements of this clause (b), and (c) is not secured by any assets of any Obligor other than pursuant to this Agreement or the Security Documents and the holders of which (or an authorized agent, representative or trustee of such holders) have either executed (i) a joinder agreement to the Guarantee and Security Agreement or (ii) such other document or agreement, in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the holders (or an authorized agent, representative or trustee of such holders) of such Secured Longer-Term Indebtedness shall have become a party to the Guarantee and Security Agreement and assumed the obligations of a Financing Agent or Designated Indebtedness Holder (in each case, as defined in the Guarantee and Security Agreement).

“Secured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of the Borrower or any Subsidiary (other than a Financing Subsidiary) that is (x) secured by any assets of any Obligor and that does not constitute Secured Longer-Term Indebtedness and (y) not secured by any assets of any Obligor other than pursuant to this Agreement or the Security Documents and the holders of which (or an authorized agent, representative or trustee of such holders) have either executed (i) a joinder agreement to the Guarantee and Security Agreement or (ii) such other document or agreement, in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the holders (or an authorized agent, representative or trustee of such holders) of such Secured Shorter-Term Indebtedness shall have become a party to the Guarantee and Security Agreement and assumed the obligations of a Financing Agent or Designated Indebtedness Holder (in each case, as defined in the Guarantee and Security Agreement) and (b) any Indebtedness that is designated as “Secured Shorter-Term Indebtedness” pursuant to Section 6.11(a).

“Security Documents” means, collectively, the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, control agreements, custodial agreements and other instruments executed and delivered on or after the date hereof by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Senior Net Leverage Ratio” means, with respect to any Portfolio Investment, the ratio of senior indebtedness (less all cash and cash equivalents to the extent permitted to be netted by the relevant agreement) to EBITDA of the applicable Person, calculated in accordance with the relevant agreement relating to the applicable Portfolio Investment for the relevant period; provided that, (i) to the extent that such relevant agreement does not include a calculation for senior indebtedness (less all cash and cash equivalents) to EBITDA but does include another similar leverage ratio (such as for a total leverage ratio), the Senior Net Leverage Ratio shall be calculated in accordance with such relevant agreement for such similar leverage ratio for the relevant period but such senior indebtedness shall be calculated as the aggregate principal amount of such Portfolio Investment plus the aggregate principal amount of all other debt for borrowed money of the applicable Person that that has a ranking of payment or lien priority senior to or pari passu with such Portfolio Investment and (ii) to the extent that such relevant agreement does not include a calculation for senior indebtedness (less all cash and cash equivalents) to EBITDA or any other similar leverage ratio, the Senior Net Leverage Ratio shall calculate EBITDA on a trailing twelve month basis as of the end of the most recent fiscal quarter for which financial statements have been delivered under the relevant agreement and shall calculate senior indebtedness less all cash and cash equivalents as of the last day of such fiscal quarter in the manner set forth in the immediately preceding clause (i).

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Borrower and its Subsidiaries at such date.

“Similar Law” means any law, rule or regulation that is substantially similar to Section 406 of ERISA and/or Section 4975 of the Code.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SPE Subsidiary” means:

(a) a direct or indirect Subsidiary of the Borrower to which any Obligor may sell, convey or otherwise transfer (whether directly or indirectly) Portfolio Investments, which engages in no material activities other than in connection with the purchase, holding, disposition, financing and origination of such assets and/or similar assets and which is designated by the Borrower (as provided below) as an SPE Subsidiary, so long as:

(i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor (other than property that has been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary or any equity of such Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof;

(ii) no Obligor has any material contract, agreement, arrangement or understanding with such Subsidiary other than on terms, taken as a whole, not materially less favorable to such Obligor (excluding customary sale and contribution agreements) than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets and pursuant to Standard Securitization Undertakings; and

(iii) no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

(b) any passive holding company that is designated by the Borrower (as provided below) as a SPE Subsidiary, so long as:

(i) such passive holding company is the direct parent of a SPE Subsidiary referred to in clause (a);

(ii) such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a SPE Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of a SPE Subsidiary referred to in clause (a)) or liabilities;

(iii) no Obligor has any contract, agreement, arrangement or understanding with such passive holding company (other than as set forth in the immediately preceding clause (ii)); and

(iv) no Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Borrower shall be effected pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Responsible Officer’s knowledge, such designation complied with each of the conditions set forth in clause (a) or (b) above, as applicable. Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest or such issuer’s Affiliates; provided that (a) such Lien was created to secure Indebtedness owing by such issuer or any of its Affiliates to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Specified Countries” means the United States and U.S. Territories, Canada, Australia, the United Kingdom, Ireland, Germany, Spain, France, Belgium, the Netherlands, Luxembourg, Switzerland, Denmark, Finland, Norway, Sweden, Austria, Iceland and Lichtenstein.

“Specified Default” means any Default that the Borrower has knowledge is a violation of this Agreement (other than a Contingent Borrowing Base Deficiency for which the grace and/or cure period in Section 2.10(c)(ii) has not expired).

“Specified Tax Jurisdictions” shall mean Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, the Isle of Man and the Netherlands Antilles.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors), (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in commercial loan securitizations, accounts receivable securitizations, securitizations of financial assets or loans to special purpose vehicles, including those owed to customary third-party service providers in connection with such transactions, such as rating agencies and accountants and (d) obligations (together with any related performance guarantees) under any “bad boy” guarantee, guarantee of any make-whole premium or other guarantee; provided, however, that any such guarantee of any make-whole premium or other guarantee shall not exceed 10% of the aggregate unfunded commitments plus outstandings under the applicable loan.

“Subject Default” has the meaning assigned to such term in Section 1.12.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include (i) any Joint Venture Investment (even if such Joint Venture Investment may be reflected as a subsidiary on any financial statements delivered hereunder or under any other Loan Document) or (ii) any Person that constitutes an Investment held by an Obligor or a Subsidiary in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is a Guarantor under the Guarantee and Security Agreement. It is understood and agreed that, subject to the final sentence of Section 5.08(a), no Immaterial Subsidiary, Financing Subsidiary or Foreign Subsidiary shall be a Subsidiary Guarantor. As of the Effective Date, the only Subsidiary Guarantor is VCC Equity Holdings, LLC.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions or withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means an all-cash tender offer by the Borrower for its shares of common stock that may be proposed to be commenced in connection with the initial listing of the Borrower’s common Equity Interests.

“Term SOFR” means, with respect to each day of any applicable Loan or Borrowing for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate based on SOFR for a tenor comparable to such Term SOFR Interest Period that is published by the Term SOFR Administrator two (2) SOFR Business Days prior to the first day of such Term SOFR Interest Period; provided, however, that if as of 5:00 P.M. (Chicago time) on any interest lookback day, Term SOFR for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the forward-looking term rate published by the Term SOFR Administrator on the first preceding SOFR Business Day for which Term SOFR for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day, and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.20, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Interest Period” means, with respect to any Loan or Borrowing bearing interest based on Term SOFR, a period of 1 month or 3 months, each to the extent such tenor is an Available Tenor, commencing on a SOFR Business Day as selected by the Borrower in accordance with this Agreement, or on such other SOFR Business Day as is acceptable to the Administrative Agent and the Borrower; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, (c) no Term SOFR Interest Period shall extend beyond the Final Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 2.20 shall be available for specification in any borrowing request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Termination Date” means the earliest to occur of (i) the Final Maturity Date, (ii) the date of the termination of the Commitments in full pursuant to Section 2.08(c), or (iii) the date on which the Commitments are terminated in full pursuant to Article VII.

“Total Assets” means, as of any date of determination, the value of the total assets of the Obligors on a consolidated basis, less all liabilities and indebtedness not represented by senior securities, in each case, as of such date of determination (determined, for the avoidance of doubt, consolidating only the equity portion of Financing Subsidiaries and Varagon SDLP instead of all assets and debt of Financing Subsidiaries and Varagon SDLP).

“Total Assets Concentration Limitation” means, as of any date of determination, the amount by which the aggregate value of Equity Interests in Financing Subsidiaries and Varagon SDLP held by the Obligors as of such date of determination exceeds 15% of the Total Assets as of such date of determination.

“Total Secured Debt” means, as of any date of determination, the aggregate amount of senior securities representing secured indebtedness of the Obligors as of such date of determination (determined, for the avoidance of doubt, excluding any senior securities of Financing Subsidiaries or Varagon SDLP as such Persons are not Obligors).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferred Assets” has the meaning assigned to such term in Section 6.03(h).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(f).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unquoted Investment” means a Portfolio Investment with a value that may be assigned by the Borrower pursuant to Section 5.12(b)(ii)(B).

“Unsecured Longer-Term Indebtedness” means (1) any Permitted Longer-Term Affiliate Loan of the Borrower or any other Obligor (which may be Guaranteed by any other Obligor) and (2) Indebtedness of any Obligor (which may be Guaranteed by any other Obligor) that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Final Maturity Date (it being understood that (A) none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; and (y) any cash payment made in respect thereof shall constitute “amortization” for the purposes of this definition; and (B) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a); provided that, with respect to clause (a)(B), the Borrower acknowledges that any payment prior to the Final Maturity Date in respect of any such obligation or right shall only be made to the extent permitted by this Agreement and immediately upon such contingent event occurring the amount of such mandatory amortization shall be included in the Covered Debt Amount), (b) is incurred pursuant to terms that are substantially comparable, taken as a whole and prior to the Termination Date, to market terms (or other terms more favorable to the Obligors than market terms) for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by the Borrower or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis, which shall not be materially more restrictive upon the Borrower and its Subsidiaries taken as a whole and prior to the Termination Date, than those set forth in the Loan Documents (except, in each case, for events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally); provided that, upon the Borrower’s written request in connection with the incurrence of any Unsecured Longer-Term Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b), this Agreement will be deemed automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower and the Lenders shall promptly enter into a written amendment evidencing such amendment), mutatis mutandis, solely to the extent necessary to meet the requirements of this clause (b) (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the Equity Interests of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its Equity Interests or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or be Events of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition) and (c) is not secured by any assets of any Obligor. For the avoidance of doubt, the conversion of all or any portion of any Permitted Convertible Indebtedness constituting Unsecured Longer-Term Indebtedness into Permitted Equity Interests in accordance with Section 6.12(a), shall not cause such Indebtedness to be designated as Unsecured Shorter-Term Indebtedness hereunder.

“Unsecured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of the Borrower or any Subsidiary (other than a Financing Subsidiary) that is not secured by any assets of any Obligor and that does not constitute Unsecured Longer-Term Indebtedness and (b) any Indebtedness that is designated as “Unsecured Shorter-Term Indebtedness” pursuant to Section 6.11(a); provided that, “Unsecured Shorter-Term Indebtedness” shall exclude any Permitted Shorter-Term Affiliate Loan.

“Value” has the meaning assigned to such term in Section 5.13.

“Varagon SDLP” means Varagon SDLP, LLC.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein or therein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Unless otherwise set forth herein, (a) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted hereunder shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the pre-closing financial statements, (b) all financial statements delivered hereunder shall be prepared without giving effect to FASB ASC 825 and FASB ASC 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof, (c) if any change in GAAP would affect the calculation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders acting in good faith); provided that, until so amended, (i) such ratio or requirement shall continue to be calculated under GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and (d) any financial ratios required to be maintained by the Borrower hereunder shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Issuers. For all purposes of this Agreement, all issuers of Portfolio Investments that are Affiliates of one another shall be treated as a single issuer, unless such issuers are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor.

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized or acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate or Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, in each case, other than any errors of calculation attributable to the gross negligence or willful misconduct of the Administrative Agent or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) by any such information source or service.

Section 1.08 Concurrent Transactions. For purposes of determining the permissibility of any action, change, transaction or event or compliance with any term, such determination shall be made on a pro forma basis, immediately after giving effect to any Concurrent Transactions.

Section 1.09 Outstanding Indebtedness. For the avoidance of doubt, to the extent that any Indebtedness is repaid, redeemed, repurchased, defeased or otherwise acquired, retired or discharged (or irrevocable notice for redemption thereof has been given and in connection with such notice, the Borrower has either (x) designated on its balance sheet as “restricted” or (y) deposited with the trustee in respect of such Indebtedness, in each case, an amount of Cash sufficient to consummate such redemption; provided that, from and after the date of such irrevocable notice, such Cash shall not be included in the Borrowing Base or held in an account of the Borrower or any of its Subsidiaries that is pledged to any Person (other than the Collateral Agent or the holders of such Indebtedness)), such Indebtedness shall be deemed to be paid off and not to be outstanding for any purpose hereunder to the extent of the amount of such repayment, redemption, repurchase, defeasance, retirement, discharge or irrevocable notice.

Section 1.10 Reclassification. For purposes of determining compliance with the provisions in Article VI, in the event that a proposed transaction or other action meets the criteria of more than one of the categories described therein, the Borrower, in its sole discretion, will be permitted to classify such transaction or other action on the date it is consummated or otherwise taken or later reclassify such transaction or other action (as if occurring on the date of such reclassification), in any manner that complies with each applicable provision of Article VI, so long as such transaction or other action is permitted to be consummated or otherwise taken pursuant to each applicable provision of Article VI at the time of reclassification.

Section 1.11 Calculations. Notwithstanding anything to the contrary contained herein, for purposes of categorization of each Portfolio Investment in accordance with Section 5.13, the amount of “first lien debt”, “aggregate first lien debt” and “EBITDA” with respect to any Portfolio Investment may be calculated by the Borrower in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance certificates and financial reporting packages provided by the relevant obligor or issuer as per the requirements of and all in the manner set forth in the relevant agreement governing such Portfolio Investment.

Section 1.12 Event of Default. Any Event of Default that has occurred shall be deemed to be continuing unless waived in accordance with the terms hereof or cured (including as a result of an Obligor or a Subsidiary taking any action required under the Loan Documents after the date required hereunder or subsequently unwinding or otherwise modifying any action to comply with the Loan Documents). Upon the waiver or cure of a Default or an Event of Default (such waived or cured Default or Event of Default, a “Subject Default”), any other Default or Event of Default resulting from any representation or warranty by any Obligor or any Subsidiary, any action (or inaction) of any Obligor or any Subsidiary, or any other event or occurrence, in each case, which Default or Event of Default would not have arisen had the Subject Default not occurred, shall be deemed to be cured automatically upon, and simultaneously with, the waiver or cure of the Subject Default.

ARTICLE II

THE CREDITS

Section 2.01 The Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the aggregate Revolving Credit Exposure of all of the Lenders with Commitments then in effect exceeding the aggregate Commitments at such time or (c) after giving effect to any Concurrent Transaction, the total Covered Debt Amount exceeding the Borrowing Base then in effect.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02 Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans and Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.13, each Borrowing shall be constituted entirely of ABR Loans or of Term SOFR Loans as the Borrower may request in accordance herewith. Each Loan shall be denominated in Dollars. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply).

(c) Minimum Amounts. Each Term SOFR Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $500,000, and each ABR Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000 (or, in each case, such smaller amount as may be agreed to by the Administrative Agent); provided that a ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time.

(d) Limitations on Term SOFR Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Term SOFR Borrowing) any Borrowing if the Term SOFR Interest Period requested therefor would end after the Final Maturity Date. Not more than eight (8) different groups (meaning, for purposes of this clause (d), Term SOFR Loans having the same Term SOFR Interest Period which expire on the same day) of Term SOFR Loans shall be outstanding at any one time.

Section 2.03 Requests for Borrowings.

(a) Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (or by telephone promptly confirmed in writing) (i) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., Chicago time, one Business Day before the date of the proposed Borrowing or (ii) in the case of a ABR Borrowing, not later than 11:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request.

(b) Content of Borrowing Requests. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;

(iv) in the case of a Term SOFR Borrowing, the Term SOFR Interest Period therefor, which shall be a period contemplated by the definition of the term “Term SOFR Interest Period” and permitted under Section 2.02(d); and

(v) the location and number of the Borrower’s account (or such other account(s) as the Borrower may designate in a written Borrowing Request accompanied by information reasonably satisfactory to the Administrative Agent as to the identity and purpose of such other account(s)) to which funds are to be disbursed.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Term SOFR Borrowing having a Term SOFR Interest Period of one month. If a Term SOFR Borrowing is requested but no Term SOFR Interest Period is specified, then the Term SOFR Interest Period for such Term SOFR Borrowing shall be one month.

Section 2.04 Reserved.

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions of this Agreement and the other Loan Documents, during the Availability Period the Issuing Bank shall, from time to time, issue, upon the Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed twenty-five million Dollars ($25,000,000.00). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total Revolving Credit Exposure of Lenders with Commitments then in effect shall not exceed the aggregate Commitments at such time; and (ii) immediately after giving effect to any Concurrent Transaction, the total Covered Debt Amount shall not exceed the Borrowing Base then in effect. Payments made by the Issuing Bank to any Person on account of any Letter of Credit shall be payable by the Borrower in the time period set forth in Section 2.05(e) and the Borrower agrees that each payment made by the Issuing Bank in respect of a Letter of Credit shall constitute a request by the Borrower for a Loan to reimburse the Issuing Bank. In the event such Loan is not advanced by the Lenders for any reason, such reimbursement obligations shall become part of the obligations hereunder and shall bear interest at the rate applicable to ABR Loans until repaid. The Borrower shall pay on demand the normal and customary administrative charges of the Issuing Bank for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

(b) Letter of Credit Procedures.

(i) LC Applications. On or prior to the issuance of a Letter of Credit hereunder by the Issuing Bank, the Borrower shall execute and deliver to the Issuing Bank the Master Letter of Credit Agreement. Borrower shall give notice to the Administrative Agent and the Issuing Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Issuing Bank and the Administrative Agent shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an LC Application, duly executed by the Borrower and in all respects satisfactory to the Issuing Bank, together with such other documentation as the Issuing Bank may request in support thereof, it being understood that each LC Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the Final Maturity Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the Final Maturity Date which is Cash Collateralized for the benefit of the Issuing Bank shall be the sole responsibility of the Issuing Bank. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any LC Application, or any other Letter of Credit Document and the terms of this Agreement, the terms of this Agreement shall control.

(ii) Limitations on Issuing Bank Obligations. This Section 2.05 shall not be construed to impose an obligation upon the Issuing Bank to issue, amend, renew or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Issuing Bank from issuing, amending or extending such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it or (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(c) Expiration Dates of Letters of Credit. The expiration date of each Letter of Credit shall be no later than the earlier of (a) one (1) year from the date of issuance and (b) the tenth (10th) Business Day prior to the Final Maturity Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the tenth (10th) Business Day prior to the Final Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Bank, and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the applicable Commitments; provided that no Lender shall be required to purchase a participation in a Letter of Credit pursuant to this Section 2.05(d) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing at the time such Letter of Credit was issued and (y) the Required Lenders shall have so notified the Issuing Bank in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank in respect of Letters of Credit promptly upon the request of the Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $1,000,000 (or such smaller amount as may be agreed to by the Administrative Agent), the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Lender with a Commitment then in effect of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(g) Disbursement Procedures. The Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed in writing) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two Business Days following the date when due pursuant to Section 2.05(e), then the provisions of Section 2.12 shall apply. Interest accrued pursuant to this paragraph shall be for account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(d) to reimburse the Issuing Bank shall be for account of such Lender to the extent of such payment.

(i) Resignation and/or Replacement of Issuing Bank. The Issuing Bank may resign and be replaced at any time by written agreement among the Borrower, the Administrative Agent, the resigning Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation and replacement of the Issuing Bank. Upon the effectiveness of any resignation or replacement of the Issuing Bank, the Borrower shall pay all unpaid fees accrued for account of the resigning or replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of the appointment of a successor Issuing Bank, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the effective replacement or resignation of the Issuing Bank hereunder, the replaced or resigning Issuing Bank, as the case may be, shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If the Borrower shall be required to provide Cash Collateral for LC Exposure pursuant to Section 2.09(a), Section 2.10(b) or (c) or the penultimate paragraph of Article VII, the Borrower shall immediately deposit Cash into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent in an amount equal to the amount required under Section 2.09(a), Section 2.10(b) or (c) or the penultimate paragraph of Article VII, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the Guarantee and Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

(k) Additional Issuing Banks. From time to time, the Borrower may, by notice to the Administrative Agent, designate additional Lenders as an Issuing Bank, each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned) and shall thereafter be an Issuing Bank hereunder for all purposes.

Section 2.06 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Dollars with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable at the time to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and this paragraph shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07 Interest Elections.

(a) Elections by the Borrower for Borrowings. Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have the Term SOFR Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Term SOFR Borrowing, may elect the Term SOFR Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election in writing (or by telephone promptly confirmed in writing) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery or in writing to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is a Term SOFR Borrowing, the Term SOFR Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Term SOFR Interest Period” and permitted under Section 2.02(d).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Term SOFR Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Term SOFR Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with a Term SOFR Interest Period that is the same as the Term SOFR Borrowing that ended. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, any Term SOFR Borrowing shall, at the end of the applicable Term SOFR Interest Period for such Term SOFR Borrowing, be automatically converted to an ABR Borrowing.

Section 2.08 Termination, Reduction or Increase of the Commitments.

(a) Scheduled Termination. Unless previously terminated, (i) the unused Commitments of each Lender shall terminate on the Commitment Termination Date, (ii) thereafter, such remaining Commitments shall be reduced automatically as and to the extent of reductions in the Revolving Credit Exposure and (iii) all remaining Commitments shall terminate on the Final Maturity Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $10,000,000 or a larger multiple of $1,000,000 in excess thereof (or the entire amount of the Commitments), (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Commitments and (iii) any termination or reduction of the Commitments must be a termination of the Commitments in full if, after giving effect to such reduction, the aggregate Commitments are less than $25,000,000. Any such reduction of the Commitments below the principal amount of the Letters of Credit permitted under Section 2.05(a) shall result in a dollar-for-dollar reduction of such amounts as applicable.

(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments pursuant to clause (b) shall be permanent. Each reduction of the Commitments pursuant to clause (b) shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) Increase of the Commitments.

(i) Requests for Increase by the Borrower. The Borrower may, at any time, request that the Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”), upon notice to the Administrative Agent (who shall promptly notify the Lenders), which notice shall specify each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and at least 30 days prior to the Commitment Termination Date; provided that:

(A) the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $10,000,000 or a larger multiple of $5,000,000 in excess thereof (or such other amount as the Administrative Agent may reasonably agree);

(B) immediately after giving effect to such Commitment Increase, the total Commitments of all of the Lenders hereunder shall not exceed $150,000,000;

(C) each Assuming Lender shall be consented to by the Administrative Agent and the Issuing Bank (in each case, such consent not to be unreasonably withheld, delayed or conditioned);

(D) no Specified Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(E) the representations and warranties contained in this Agreement shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(ii) Effectiveness of Commitment Increase by the Borrower. An Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x) the Administrative Agent shall have received on or prior to 1:00 p.m., Chicago time, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y) each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 1:00 p.m., Chicago time on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance satisfactory to the Borrower and reasonably satisfactory the Administrative Agent (whose consent to such form shall not be unreasonably withheld, delayed or conditioned), pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.

(iii) Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv) Adjustments of Borrowings upon Effectiveness of Increase. On the Commitment Increase Date, the Borrower shall (A) prepay the outstanding Loans (if any) in full, (B) simultaneously borrow new Loans hereunder in an amount equal to such prepayment (which may also include the amount of any fees, expenses or amounts due by the Borrower on or prior to the Commitment Increase Date); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their commitments as so increased.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent, for account of the Lenders, the outstanding principal amount of the Loans of the Lenders and all other amounts due and owing hereunder and under the other Loan Documents on the Final Maturity Date.

In addition, on the Commitment Termination Date, the Borrower shall deposit Cash into the Letter of Credit Collateral Account in an amount equal to 100% of the undrawn face amount of all Letters of Credit outstanding on the close of business on the Commitment Termination Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement in respect of the undrawn portion of such Letters of Credit.

(b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings to any Lenders hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed in writing) or by written notice of such selection not later than the time set forth in Section 2.10(f) prior to the scheduled date of such repayment; provided that each repayment of Borrowings to any Lenders shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Term SOFR Interest Periods (the Borrowing with the shortest remaining Term SOFR Interest Period to be repaid first). Each payment of a Borrowing to Lenders shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Term SOFR Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records maintained by the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict between the Register and any other accounts and records maintained by the Administrative Agent, the Register shall control in the absence of manifest error.

(f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note; in such event, the Administrative Agent shall prepare in a form approved by the Borrower, and the Borrower shall execute and deliver, to such Lender a promissory note (or, if requested by such Lender, to such Lender and its registered assigns permitted hereunder). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns permitted hereunder).

Section 2.10 Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section. Any prepayment of a Borrowing made in accordance with this clause (a) shall be applied ratably among the Lenders.

(b) Reserved.

(c) Mandatory Prepayments due to Borrowing Base Deficiency or Contingent Borrowing Base Deficiency.

(i) In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall, within five Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Loans (or provide Cash Collateral for Letters of Credit as contemplated by Section 2.05(j)) or reduce Other Covered Indebtedness in such amounts as shall be necessary so that such Borrowing Base Deficiency is cured; provided that (i) the aggregate amount of such prepayment of Loans (and Cash Collateral for Letters of Credit) shall be at least equal to the Revolving Percentage times the aggregate prepayment of the Covered Debt Amount, and (ii) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency, the Borrower shall present the Administrative Agent with a reasonably feasible plan acceptable to the Administrative Agent in its sole discretion to enable such Borrowing Base Deficiency to be cured within 30 Business Days of the date of acceptance of such plan by the Administrative Agent, then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.

(ii) In the event that at any time any Contingent Borrowing Base Deficiency shall exist, the Borrower shall, within five Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Loans (or provide Cash Collateral for Letters of Credit as contemplated by Section 2.05(j)), reduce Other Covered Indebtedness or otherwise remedy the Contingent Borrowing Base Deficiency in such amounts as shall be necessary so that such Contingent Borrowing Base Deficiency is cured; provided that (i) the aggregate amount of such prepayment of Loans (and Cash Collateral for Letters of Credit) shall be at least equal to the Revolving Percentage times the aggregate prepayment of the Covered Debt Amount and Contingent Secured Indebtedness, and (ii) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Contingent Borrowing Base Deficiency, the Borrower shall present the Administrative Agent with a reasonably feasible plan acceptable to the Administrative Agent in its sole discretion to enable such Contingent Borrowing Base Deficiency to be cured within 30 Business Days of the date of acceptance of such plan by the Administrative Agent, then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Contingent Borrowing Base Deficiency is cured within such 30-Business Day period.

(d) Reserved.

(e) Mandatory Prepayments During Amortization Period. During the period commencing on the date immediately following the Commitment Termination Date and ending on the Final Maturity Date:

(i) Asset Disposition. If the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) Disposes of any property which results in the receipt by such Person of Net Cash Proceeds in excess of $2,000,000 in the aggregate for any single Disposition or series of Dispositions, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds; provided that the Borrower shall not be required to prepay any Loans pursuant to this clause (i) until the aggregate amount of unpaid Net Cash Proceeds required to be paid under this clause (i) equals or exceeds $2,000,000 (either for the first time or at any time since the last prepayment of Loans pursuant to this clause (i)) in which event the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such unpaid Net Cash Proceeds within five (5) Business Days of such date.

(ii) Equity Issuance. Upon the sale or issuance by the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) of any of its Equity Interests (other than any sales or issuances of Equity Interests to the Borrower or any Subsidiary Guarantor), the Borrower shall prepay an aggregate principal amount of Loans equal to 75% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds.

(iii) Indebtedness. Upon the incurrence or issuance by the Borrower or any of its Subsidiaries (other than a Financing Subsidiary) of any Indebtedness (other than the making of any Loans or issuance of any Letters of Credit hereunder, any Permitted Longer-Term Affiliate Loan or any Permitted Shorter-Term Affiliate Loan), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds.

(iv) Extraordinary Receipt. Upon any Extraordinary Receipt (which, when taken with all other Extraordinary Receipts received after the Commitment Termination Date, exceeds $2,000,000 in the aggregate) received by or paid to or for the account of the Borrower or any of its Subsidiaries (other than a Financing Subsidiary), and not otherwise included in clauses (i), (ii) or (iii) of this Section 2.10(e), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth Business Day following the receipt of such Net Cash Proceeds.

(v) Return of Capital. If any Obligor shall receive any Return of Capital (other than from any Financing Subsidiary), and is not otherwise included in clauses (i), (ii), (iii) or (iv) of this Section 2.10(e), the Borrower shall prepay an aggregate principal amount of Loans equal to 90% of such Return of Capital (excluding amounts payable by the Borrower pursuant to Section 2.15) no later than the fifth Business Day following the receipt of such Return of Capital.

Notwithstanding the foregoing, Net Cash Proceeds and Return of Capital required to be applied to the prepayment of the Loans pursuant to this Section 2.10(e) shall (A) from the Commitment Termination Date to the Final Maturity Date, be applied ratably among the Lenders and shall be made in the manner specified in Section 2.09(b), (B) exclude the amounts estimated in good faith by the Borrower to be necessary for the Borrower to make distributions on account of such Net Cash Proceeds and Return of Capital sufficient in amount to achieve the objectives set forth in forth in clauses (i), (ii) and (iii) of Section 6.05(b) hereof and (C) if the Loans to be prepaid are Term SOFR Loans, the Borrower may defer such prepayment until the last day of the Term SOFR Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to such Net Cash Proceeds or Return of Capital, no later than the fifth Business Day following the receipt of such Net Cash Proceeds or Return of Capital, into a segregated collateral account in the name and under the dominion and control of the Administrative Agent, pending application of such amount to the prepayment of the Loans on the last day of such Term SOFR Interest Period; provided, further, that the Administrative Agent may direct the application of such deposits as set forth in Section 2.09(b) at any time and if the Administrative Agent does so, no amounts will be payable by the Borrower pursuant to Section 2.15.

(f) Notices, etc. The Borrower shall notify the Administrative Agent (which, to the extent such notice is by telephone, shall be confirmed in writing) of any prepayment hereunder not later than 11:00 a.m., Chicago time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if (i) a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.08 and (ii) any notice given in connection with Section 2.10(e) may be conditioned on the consummation of the applicable transaction contemplated by such Section and the receipt by the Borrower or any such Subsidiary (other than a Financing Subsidiary) of the Net Cash Proceeds or Return of Capital. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or scheduled payment. Each prepayment of a Borrowing shall be applied ratably to the Loans held by the Lenders included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(b).

Section 2.11 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at a rate per annum equal to (i) prior to the nine (9) month anniversary of the Effective Date, 0.375% and (ii) thereafter, (x) if the average daily used amount of the Commitment of such Lender exceeds 25% of such Lender’s Commitment, 0.375% or (y) otherwise, 0.50%, in each case of clauses (i) and (ii) on the average daily unused amount of the Commitment of such Lender during the period from and including the date hereof (or, if later, the date on which such Lender becomes a party hereto) to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date. Accrued and unpaid commitment fees shall be payable by each Quarterly Date and on the earlier of the date the Commitments terminate and the Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Term SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.20% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable by such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees with respect to the Letters of Credit shall be payable on the Termination Date and the Borrower shall pay any such fees that have accrued and that are unpaid on the Termination Date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the Termination Date, the Borrower shall prepay on the Termination Date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the Termination Date through but not including the date such outstanding Letters of Credit are scheduled to expire (and, in that connection, the Lenders agree not later than the date two Business Days after the date upon which the last such Letter of Credit shall expire or be terminated to rebate to the Borrower the excess, if any, of the aggregate participation and fronting fees that have been prepaid by the Borrower over the sum of the amount of such fees that ultimately accrue through the date of such expiration or termination and the aggregate amount of all other unpaid obligations hereunder at such time). Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within thirty (30) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent obvious error.

Section 2.12 Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Term SOFR Loans. The Loans constituting each Term SOFR Borrowing shall bear interest at a rate per annum equal to the applicable Term SOFR for the related Term SOFR Interest Period for such Borrowing plus the Applicable Margin.

(c) Default Interest. Notwithstanding the foregoing, (i) if any amount of principal of any Loan, interest or any fee payable by the Borrower hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to (A) in the case of principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided above, (B) in the case of any Letter of Credit, 2.00% per annum plus the fee otherwise applicable to such Letter of Credit as provided in Section 2.11(b)(i), or (C) in the case of any other interest or fee, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section and (ii) if any other Event of Default has occurred and is continuing for any Term SOFR Loan, at the end of the current applicable Term SOFR Interest Period, interest shall (if requested by the Administrative Agent upon instructions of the Required Lenders) accrue at the rate otherwise applicable to such Loan plus 2.00% per annum.

(d) Payment of Interest. Accrued and unpaid interest on each Loan shall be payable in arrears by each Quarterly Date for such Loan in Dollars and upon the Termination Date; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Final Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Borrowing prior to the end of the Term SOFR Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

Section 2.13 Inability to Determine Interest Rates. Subject to Section 2.20, if:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR (including, without limitation, because Term SOFR for such Term SOFR Interest Period is not available or published on a current basis and such circumstances are unlikely to be temporary) for such Term SOFR Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that Term SOFR for a Loan or for the applicable Term SOFR Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Term SOFR Interest Period;

then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and the affected Lenders. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or the affected Term SOFR Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Term SOFR Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 2.15.

Section 2.14 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against any assets of, deposits with or for the account of, or credit extended or participated in by any Lender or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital or Liquidity Requirements. If any Lender or the Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), by an amount deemed to be material by such Lender or the Issuing Bank, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts, in Dollars, necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error (it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information or (ii) any information to the extent prohibited by applicable law). The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan, in each case, other than on the last day of a Term SOFR Interest Period therefor (including as a result of the occurrence of any Commitment Increase Date or an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of a Term SOFR Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (including, in connection with any Commitment Increase Date, and regardless of whether such notice is permitted to be revocable under Section 2.10(f) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.18(b) of any Term SOFR Loan other than on the last day of a Term SOFR Interest Period therefor, then, in any such event, the Borrower shall compensate each affected Lender for such Lender’s the loss, cost and reasonable expense attributable to such event (excluding loss of anticipated profits). In the case of a Term SOFR Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of:

(i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Term SOFR Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Term SOFR Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to Term SOFR for such Term SOFR Interest Period, over

(ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in Dollars from other banks in the market for Term SOFR at the commencement of such period.

Payment under this Section 2.15 shall be made upon written request of a Lender delivered not later than thirty (30) days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error.

Section 2.16 Taxes. For purposes of this Section 2.16, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if the Borrower or the Administrative Agent shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, applicable Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent shall make such deductions and (iii) the Borrower or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank for and, within thirty (30) days after written demand therefor, pay the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after written demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax, with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (and such additional copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of IRS Form W-9 or any successor form certifying that such Lender is exempt from U.S. federal backup withholding Tax; and

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(w) duly completed and executed copies of IRS Form W-8BEN, W-8BEN-E or any applicable successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party pursuant to the “interest” article of such tax treaty

(for payments of interest) or establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty (for other payments),

(x) duly completed copies of IRS Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(y) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that such Foreign Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (c) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (or any applicable successor form) certifying that the Foreign Lender is not a United States Person, or

(z) duly completed and executed originals of IRS Form W-8IMY (or any applicable successor form), accompanied by IRS Form W-8ECI (or any applicable successor form), IRS Form W-8BEN or W-8BEN-E (or any applicable successor form), a U.S. Tax Compliance Certificate, IRS Form W-9 (or any applicable successor form), and/or other certification documents from each beneficial owner, as applicable.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) Documentation Required by FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) In addition, each Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender; provided it is legally able to do so at the time. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time the chief tax officer of such Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the U.S. or other taxing authorities for such purpose).

(g) Treatment of Certain Refunds. If the Administrative Agent, any Lender or an Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent, any Lender or an Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, any Lender or an Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or an Issuing Bank in the event the Administrative Agent, any Lender or an Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the Administrative Agent, any Lender or an Issuing Bank be required to pay any amount to the Borrower pursuant to this clause (g), the payment of which would place such Person in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed, and the indemnification payments or additional amounts giving rise to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or an Issuing Bank to make available its Tax returns or its books or records (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

Section 2.17 Payments Generally; Pro Rata Treatment: Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Bank as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan or under any other Loan Document (except to the extent otherwise provided therein)) are payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) (x) each Borrowing shall be made from the Lenders’ Commitments, (y) each payment of commitment fee under Section 2.11 shall be made for account of the Lenders, and (z) each termination or reduction of the amount of the Commitments under Section 2.08 shall be applied to the respective Commitments of the Lenders, in each case pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or participations in LC Disbursements, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, and participations in LC Disbursements, and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value)

participations in the Loans, and participations in LC Disbursements, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(a) or (b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, and, in each case, such Lender has not designated a different lending office in accordance with Section 2.18(a), or if any Lender becomes a Defaulting Lender or is a Non-Consenting Lender (as provided in Section 9.02(d)(i) or a Competitor Assigning Lender (as provided in Section 9.02(d)(ii)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, delayed or conditioned, except that no such consent shall be required from the Administrative Agent with respect to a Competitor Assigning Lender if (x) the Administrative Agent has satisfied all applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, with respect to such proposed lender (the number of days it takes for the Administrative Agent to be so satisfied or to determine that it is not so satisfied, the “KYC Approval Days”) and (y) no Commitment is being assigned, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction or elimination in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank hereunder; third, to Cash Collateralize Issuing Bank’s

Fronting Exposure with respect to such Defaulting Lender in the manner described in Section 2.09(a); fourth, as Borrower may request (so long as no Specified Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in the manner described in Section 2.09(a); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations in respect of any LC Disbursement for which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations in respect of any LC Disbursement that is owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations in respect of any LC Disbursement that is owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.19(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Sections 2.11(a) and (b) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it (but not the Borrower) has provided Cash Collateral pursuant to Section 2.19(d).

(B) With respect to any fees pursuant to Section 2.11(b) not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x)

pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Lender has become a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that such former Defaulting Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.19(a)(iii)), and if Cash Collateral has been posted with respect to such Defaulting Lender, the Administrative Agent will promptly return or release such Cash Collateral to the Borrower, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.19(d).

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, promptly following the written request of Administrative Agent or Issuing Bank (with a copy to Administrative Agent) Borrower shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at CIBC Bank USA. Borrower shall pay on demand therefor from time to time all reasonable and customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender or giving effect to Section 2.19(a)(iii)) or (ii) the determination by Administrative Agent and Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure; provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.20 Benchmark Replacement.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement for Term SOFR is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent and the Borrower to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis on the first day of the month.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (after consulting with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Administrative Agent will notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the

Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Term SOFR Borrowing, shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to an ABR Borrowing at the end of the applicable Term SOFR Interest Period and (ii) if any Borrowing Request requests a Term SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable.

Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to this Agreement or the Security Documents and (iii) such other consents or approvals that the failure to obtain could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate (i) any applicable law, regulation or order of any Governmental Authority in any material respect or (ii) the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument (other than any Permitted Longer-Term Affiliate Loan or Permitted Shorter-Term Affiliate Loan) binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to this Agreement or the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

Section 3.04 No Material Adverse Effect. Since November 4, 2022, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions (other than any action brought by an Obligor against a Defaulting Lender that is not prohibited by the terms of this Agreement).

Section 3.06 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Borrower or its Subsidiaries could reasonably be expected to result in a Material Adverse Effect.

Section 3.07 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Subsidiary Guarantor is or is acting on behalf of (i) an “employee benefit plan” as defined in and subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, (iii) a plan or arrangement subject to any Similar Law or (iv) a person or entity considered to hold “plan assets” of any of the foregoing as determined under the Plan Asset Regulation or for purposes of any Similar Law.

Section 3.09 Disclosure; Beneficial Ownership.

(a) Disclosure. As of the Effective Date, the Borrower has disclosed in its public filings or to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, that if terminated prior to its term, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than projected financial information, pro forma financial information, other forward looking information and information of a general economic or general industry nature or information relating to third parties) furnished by or on behalf of the Borrower to the Administrative Agent in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken together with the Borrower’s public filings and as a whole (and after giving effect to all updates, modifications and supplements) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof (it being understood that projections are subject to significant and inherent uncertainties and contingencies which may be outside of the Borrower’s control and that no assurance can be given that projections will be realized, and are therefore not to be viewed as fact, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material).

(b) Beneficial Ownership. As of the Effective Date, the information included in any Beneficial Ownership Certificate delivered by the Borrower hereunder is true and correct in all material respects.

Section 3.10 Investment Company Act; Margin Regulations.

(a) Status as Business Development Company and RIC. The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and will elect to be treated as a RIC effective for its taxable year ending on December 31, 2022 (the “Initial RIC Year”).

(b) Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case that are applicable to the Borrower and its Subsidiaries, except where such breaches or violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Investment Policies. The Borrower is in compliance in all respects with the Investment Policies (after giving effect to any Permitted Policy Amendments) except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(d) Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of Regulation D, T, U or X.

Section 3.11 Material Agreements and Liens.

(a) Material Agreements. Part A of Schedule 3.11 is a complete and correct list, as of the date hereof, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowing money or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money by, the Borrower or any of its Subsidiaries outstanding on the Effective Date (other than Indebtedness hereunder or under any other Loan Document and other than any such agreement or arrangement between or among the Borrower and/or its Subsidiaries (it being understood and agreed that this parenthetical shall not permit any such agreements or arrangements not otherwise permitted hereunder)), and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement, in each case, as of the date hereof, is correctly described in Part A of Schedule 3.11.

(b) Liens. Part B of Schedule 3.11 is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness of any Person outstanding on the Effective Date (other than Indebtedness hereunder or under any other Loan Document and other than any such agreement or arrangement between or among the Borrower and/or its Subsidiaries (it being understood and agreed that this parenthetical shall not permit any such agreements or arrangements not otherwise permitted hereunder)) covering any property of the Borrower or any of its Subsidiaries, and the aggregate principal or face amount (including any unfunded exposure) of Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Effective Date is correctly described in Part B of Schedule 3.11.

Section 3.12 Subsidiaries and Investments.

(a) Subsidiaries. Set forth on Schedule 3.12(a) is a list of the Borrower’s Subsidiaries as of the Effective Date.

(b) Investments. Set forth in Schedule 3.12(b) is a complete and correct list, as of the Effective Date, of all Investments (other than Investments of the types referred to in clauses (a), (b), (c), (d), (e), (g), (i), (j) and (k) of Section 6.04) held by the Borrower or any of its Subsidiaries (other than any Financing Subsidiary) in any Person on the Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 3.12, as of the Effective Date, each of the Borrower and its Subsidiaries (other than any Financing Subsidiary) owns, free and clear of all Liens (other than Liens created pursuant to this Agreement or the Security Documents and other Liens permitted under Section 6.02), all such Investments.

Section 3.13 Properties.

(a) Title Generally. Each of the Borrower and its Subsidiaries (other than any Financing Subsidiary or Immaterial Subsidiary) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries (other than any Financing Subsidiary) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries (other than any Financing Subsidiary) does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.14 Affiliate Agreement. As of the date hereof, the Borrower has heretofore delivered (to the extent not otherwise publicly filed with the Securities and Exchange Commission) to the Administrative Agent true and complete copies of the Affiliate Agreement as in effect as of the date hereof (including schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the date hereof, the Affiliate Agreement is in full force and effect.

Section 3.15 Sanctions and Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Affiliates, Subsidiaries and their respective directors, officers, employees and investment advisors with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Affiliates, its Subsidiaries and their respective employees, officers and directors and, to the knowledge of the Borrower, agents of the Borrower, its Affiliates and its Subsidiaries, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Affiliate thereof, or any Subsidiary thereof is a Sanctioned Person and none of the Borrower, any Affiliate thereof, or any Subsidiary thereof or any director, officer, manager or agent of the Borrower, any Affiliate thereof or any Subsidiary thereof is the subject of any Sanctions.

Section 3.16 Collateral Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the Borrower and each Subsidiary Guarantor in the Collateral described therein; provided that, with respect to any such failure that would not constitute an Event of Default under clause (p) of Article VII, such failure shall not constitute a breach of this Section 3.16. Except for filings and actions completed on or prior to the Effective Date or as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Lien; provided that, failure to take any such filing or action that would not constitute an Event of Default under clause (p) of Article VII shall not constitute a breach of this Section 3.16.

Section 3.17 EEA Financial Institutions. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The effectiveness of this Agreement and of the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 9.02):

(a) Documents. The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below to each Lender) in form and substance:

(i) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include an electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii) Opinion of Counsel to the Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Dechert LLP, New York and Maryland counsel for the Borrower, in form and substance reasonably acceptable to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(iii) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(iv) Officer’s Certificate. A certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(v) Guarantee and Security Agreement. The Guarantee and Security Agreement, duly executed and delivered by each of the parties to the Guarantee and Security Agreement.

(vi) Control Agreements. A control agreement with respect to each of the Deposit Accounts and Securities Accounts (each as defined in the Guarantee and Security Agreement) required to be delivered by the Guarantee and Security Agreement, duly executed and delivered by each of the parties thereto (it being understood and agreed that no control agreement shall be required for any Deposit Account or Securities Account held at the Collateral Agent).

(vii) Borrowing Base Certificate. A Borrowing Base Certificate showing a calculation of the Borrowing Base on or after January 23, 2023.

(b) Liens. The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to each Obligor and such search shall reveal no liens on any of the assets of any Obligor except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(c) Consents. The Borrower shall have obtained and delivered to the Administrative Agent certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower and all guarantors in connection with the Transactions and any transaction being financed with the proceeds of the Loans (in each case, other than any filing required under the Securities Exchange Act of 1934 or the rules or regulations promulgated thereunder, including any filing required on Form 8-K), and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Loans shall be ongoing.

(d) Fees and Expenses. The Borrower shall have paid in full (or, substantially concurrently with the Effective Date, shall pay in full) to the Administrative Agent all fees and expenses related to this Agreement owing on the Effective Date (which payments may be made or netted from the proceeds of a Borrowing of the Loans on the Effective Date).

(e) Know Your Customer Documentation. The Administrative Agent and the Lenders shall have received, at least two (2) Business Days prior to the Effective Date (i) upon the reasonable request of the Lenders at least ten (10) Business Days prior to the Effective Date, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent that the Borrower qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation and requested by the Administrative Agent or any Lender, a Beneficial Ownership Certification in relation to the Borrower.

The contemporaneous exchange and release of executed signature pages by each of the Persons contemplated to be a party hereto shall render this Agreement effective and any such exchange and release of such executed signature pages by all such parties shall constitute satisfaction or waiver (as applicable) of any condition precedent to such effectiveness set forth above. Each Lender on the Effective Date acknowledges receipt of, and satisfaction with, each of the documents set forth above.

Section 4.02 Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any portion of any representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Specified Default or Event of Default shall have occurred and be continuing and the Commitment Termination Date shall not have occurred; and

(c) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (immediately after giving effect to such extension of credit and any Concurrent Transactions) shall not exceed the Borrowing Base immediately after giving effect to such extension of credit as well as any Concurrent Transactions (which, with respect to the Borrowing on the Effective Date, shall be deemed satisfied by the Borrowing Base Certificate delivered pursuant to Section 4.01(a)(vii)).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence. For the avoidance of doubt, the conversion or continuation of a Borrowing as the same or a different Type (without an increase in the principal amount thereof) shall not be considered the making of a Loan.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated statements of assets and liabilities, operations, changes in net assets and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied; provided that the requirements set forth in this clause (a) may be fulfilled pursuant to the terms of Section 5.01(j) below;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated statements of assets and liabilities, operations, changes in net assets and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statements of assets and liabilities, operations, changes in net assets and cash flows, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled pursuant to the terms of Section 5.01(j) below;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred during the applicable period and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.07 and (iii) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent and if such change has had a material effect on the financial statements) and, if any such change has occurred (and has not been previously reported to the Administrative Agent), specifying the effect as determined by the Borrower of such change on the financial statements accompanying such certificate; provided that the requirements set forth in this clause (iii)(z) may be fulfilled by providing to the Administrative Agent, or filing pursuant to Section 5.01(j), the report of the Borrower to the Securities Exchange Commission on Form 10-Q or 10-K for the applicable quarterly or annual period pursuant to Section 5.01(a), (b) or (j);

(d) as soon as available and in any event not later than 20 days after the end of each monthly accounting period (ending on the last day of each calendar month) of the Borrower and its Subsidiaries, commencing with the monthly accounting period ending February 28, 2023, a Borrowing Base Certificate as at the last Business Day of such accounting period;

(e) promptly but no later than five Business Days after any Responsible Officer of the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a

Borrowing Base Certificate as at the date such Responsible Officer of the Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date such Responsible Officer obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f) promptly upon receipt thereof copies of all significant and non-routine reports submitted by the Borrower’s independent public accountants to the Board of Directors of the Borrower in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the Board of Directors of the Borrower (other than the periodic reports that the Borrower’s independent auditors provide, in the ordinary course, to the audit committee of the Borrower’s Board of Directors or other similar periodic reports);

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials sent to all stockholders or filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement, the other Loan Documents and the Beneficial Ownership Regulation, as the Administrative Agent or any Lender may reasonably request.

(i) Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks™/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted by Administrative Agent on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower or any of its Subsidiaries which is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to the Borrower, its Subsidiaries and their Securities (as such term is defined in Section 5.13 of this Agreement).

(j) Notwithstanding anything to the contrary herein, the requirements to deliver documents set forth in Section 5.01(a), (b) and (g) will be fulfilled by the filing by the Borrower of the applicable documents for public availability on the SEC’s Electronic Data Gathering and Retrieval system without the Borrower providing any notice thereof to the Administrative Agent or any Lender.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice upon any Responsible Officer obtaining actual knowledge of the following:

(a) the occurrence of any Default (unless the Borrower first became aware of such Default from a notice delivered by the Administrative Agent); provided that if such Default is subsequently cured (i) within the time periods set forth herein or (ii) before the Borrower became aware of such Default, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred after the Effective Date, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the greater of (i) $7,500,000 and (ii) an amount equal to 5% of the assets of the Borrower at the time of the occurrence of such ERISA Event; and

(d) any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower or any of its Subsidiaries) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.02) or any other Loan Document, none of the Borrower nor any of its Subsidiaries shall be required to disclose or provide any information (i) in respect of which disclosure to the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (or any of their respective representatives or contractors) is prohibited by applicable laws or regulations, (ii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) in respect of which the Borrower or any of its Subsidiaries owes confidentiality obligations to any third party that prohibit such disclosure; provided that, with respect to this clause (iii), the Borrower shall (A) make the Administrative Agent aware of such confidentiality obligations (to the extent permitted under the applicable confidentiality obligation) and (B) use commercially reasonable efforts to communicate the relevant information in a way that does not violate such confidentiality obligations.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Financing Subsidiaries and Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except with respect to this clause (ii) where the failure to so preserve, renew and keep could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.03 foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including income Tax and other material Tax liabilities and material contractual obligations that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Financing Subsidiaries and Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep, or cause to be kept, books of record and account in accordance with GAAP. Subject to the final sentence of Section 5.02, the Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that (i) the Borrower or such Obligor shall be entitled to have its representatives and advisors present during any inspection of its books and records and (ii) unless an Event of Default shall have occurred and be continuing, the Borrower’s obligation to reimburse any costs and expenses incurred by the Administrative Agent and the Lenders in connection with any such inspections shall be limited to one inspection per calendar year under this Section 5.06 and Section 7.01(a) of the Guarantee and Security Agreement for the Administrative Agent and the Lenders taken as a whole.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act (if applicable to such Person), and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower will, and will cause its Subsidiaries to, conduct its business and other activities in compliance with the provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder (if applicable to such Person), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain policies, procedures and internal controls reasonably designed to ensure compliance in all material respects with Sanctions and Anti-Corruption Laws.

Section 5.08 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. In the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than a Financing Subsidiary, a Foreign Subsidiary or an Immaterial Subsidiary) the Borrower will within thirty (30) days thereof (or such longer period as shall be reasonably agreed by the Administrative Agent) cause such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel (unless waived by the Administrative Agent) and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have reasonably requested. For the avoidance of doubt, (i) no Financing Subsidiary, Foreign Subsidiary or Immaterial Subsidiary shall be required to join this Agreement or any other Loan Document, to grant any security interests hereunder or thereunder or to otherwise be a guarantor or an obligor hereunder or thereunder and (ii) the Borrower may in its sole discretion elect to cause any of its Immaterial Subsidiaries, Financing Subsidiaries or Foreign Subsidiaries to become an Obligor by causing such Person to become a Subsidiary Guarantor and executing and delivering a Guarantee Assumption Agreement and other deliverables as required for a Subsidiary Guarantor under this Section 5.08(a) (at which point such Person shall be a Subsidiary Guarantor and shall no longer be treated as a Financing Subsidiary, a Foreign Subsidiary or an Immaterial Subsidiary hereunder or under any other Loan Documents).

(b) Reserved.

(c) Further Assurances. Subject to the limitations set forth in this Agreement and the other Loan Documents, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, but subject to the limitations set forth in this Agreement and the other Loan Documents, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement, including: (i) to create, in favor of the Collateral Agent, for the benefit of the Secured Parties (as defined in the Guarantee and Security Agreement), perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents, (ii) to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” (within the meaning of the Uniform Commercial Code) over each bank account or securities account of the Obligors (other than “Excluded Accounts” as defined in the Guarantee and Security Agreement), and in that connection, the Borrower agrees to cause all cash and other proceeds of Portfolio Investments including in the Borrowing Base received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent), (iii) in the case of any Portfolio Investment consisting of a Bank Loan (as defined in Section 5.13) that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and a Financing Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, to ensure that all amounts owing to such Obligor or Financing Subsidiary by the underlying borrower or other obligated party are remitted by such borrower or obligated party directly to separate accounts of such Obligor and such Financing Subsidiary, (iv) in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, to ensure that all funds held by such Obligor in such capacity as agent or administrative agent is segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity and (v) if an Event of Default has occurred and is continuing, to cause the closing sets and all executed amendments, consents, forbearances and other modifications and assignment agreements relating to any Portfolio Investment and any other documents relating to any Portfolio Investment requested by the Collateral Agent, in each case to be held by the Collateral Agent or a custodian pursuant to the terms of a custodian agreement and/or control agreement reasonably satisfactory to the Collateral Agent.

Notwithstanding anything to the contrary contained herein, if any instrument, promissory note, agreement, document or certificate held by the Collateral Agent or a custodian is destroyed or lost not as a result of any action of an Obligor, then any original of such instrument, promissory note, agreement, document or certificate shall be deemed held by the Collateral Agent or a custodian for all purposes hereunder; provided that, when such Obligor has actual knowledge of any such destroyed or lost instrument, promissory note, agreement, document or certificate, it shall use all commercially reasonable efforts to obtain from the underlying borrower, and deliver to the Collateral Agent or a custodian, a replacement instrument, promissory note, agreement, document or certificate.

Section 5.09 Use of Proceeds. The Borrower will use the proceeds of the Loans only for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including (a) purchasing shares of its common stock in connection with the redemption (or buyback) of its shares or, in connection with a Tender Offer, (b) repaying outstanding Indebtedness not prohibited by the Loan Documents, (c) paying fees and expenses paid or payable in connection with this Agreement and the other Loan Documents, (d) making other distributions, contributions and investments and (e) acquiring and funding (either directly or through one or more Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock and other Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of Regulations D, T, U and X for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. No Obligor will directly or knowingly indirectly use the proceeds of the Loans or otherwise make available such proceeds (i) to any Person for the purpose of financing the activities of any Person on the list of Specially Designated Nationals and Blocked Persons or that is subject to, or the subject or target of, Sanctions, or in any Sanctioned Country or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws.

Section 5.10 Status of RIC and BDC. The Borrower shall at all times (i) maintain its status as a “business development company” under the Investment Company Act and (ii) beginning with the Initial RIC Year maintain its status as a RIC under the Code.

Section 5.11 Investment Policies. The Borrower shall at all times be in compliance in all material respects with its Investment Policies (after giving effect to any Permitted Policy Amendments).

Section 5.12 Portfolio Valuation and Diversification etc.

(a) Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Portfolio Investment included in the Borrowing Base to an Industry Classification Group as reasonably determined by the Borrower. To the extent that the Borrower reasonably determines that any Portfolio Investment included in the Borrowing Base is not adequately correlated with the risks of other Portfolio Investments included in the Borrowing Base in an Industry Classification Group, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment.

(b) Portfolio Valuation etc.

(i) Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

(ii) Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments included in the Borrowing Base as follows:

(A) Quoted Investments - External Review. With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available, the Borrower shall, not less frequently than once each calendar week, determine the market value of such Portfolio Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):

(w) in the case of public and 144A securities, the average of the bid prices as determined by two Approved Dealers or Approved Pricing Services (or one of each) (in each case, as selected by the Borrower),

(x) in the case of Bank Loans, the bid price as determined by one Approved Dealer or Approved Pricing Services (in each case, as selected by the Borrower),

(y) in the case of any Portfolio Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z) in the case of any other Portfolio Investment, the fair market value thereof as determined by an Approved Pricing Service selected by the Borrower.

(B) Unquoted Investments - External Review. With respect to Portfolio Investments included in the Borrowing Base for which market quotations are not readily available, the Board of Directors of the Borrower (or the Advisor so long as it has the necessary delegated authority) shall determine the fair market value of each such Portfolio Investment on a quarterly basis as at the last Business Day of each fiscal quarter; provided that:

(x) no less than one such valuation for each such Unquoted Investment shall be made with the assistance of an Approved Third-Party Appraiser (which shall include any Approved Third-Party Appraiser of the Administrative Agent) (i) within twelve months of making or acquiring such Portfolio Investment and (ii) thereafter, per trailing-twelve-month period; and

(y) the Value of any such Portfolio Investment (i.e., a Portfolio Investment for which market quotations are not readily available) (including, for the avoidance of doubt, a participation interest) acquired during a fiscal quarter shall be deemed to be equal to the cost of such Portfolio Investment until such time as the fair market value of such Portfolio Investment is determined in accordance with the foregoing provisions of this sub-clause (B) as at the last day of such fiscal quarter.

(C) Internal Review. The Borrower shall conduct internal reviews of all Portfolio Investments included in the Borrowing Base at least once each calendar week which shall take into account any events of which any Responsible Officer of the Borrower has knowledge that materially adversely affect the aggregate value of the Portfolio Investments included in the Borrowing Base. If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 5.12(b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Section 5.12(b)(ii)(A) and (B), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof; provided that the Value of any Portfolio Investment of the Borrower and its Subsidiaries shall be increased by the net unrealized gain as at the date such Value is determined of any Hedging Agreement entered into to hedge risks associated with such Portfolio Investment and reduced by the net unrealized loss as at such date of any such Hedging Agreement (such net unrealized gain or net unrealized loss, on any date, to be equal to the aggregate amount receivable or payable under the related Hedging Agreement if the same were terminated on such date).

(D) Failure to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing subclauses (A), (B) or (C), then the “Value” of such Portfolio Investment as at such date shall be deemed to be zero for purposes of the Borrowing Base until such time as the value of such Portfolio Investment is otherwise determined or reviewed, as applicable, in accordance herewith.

(E) Reserved.

(F) Valuation Dispute Resolution. Notwithstanding the foregoing, the Administrative Agent shall at any time have the right to request, in its reasonable discretion, any Unquoted Investment included in the Borrowing Base with a value assigned by the Borrower pursuant to Section 5.12(b)(ii)(B) be independently valued by an Approved Third-Party Appraiser retained by the Administrative Agent; provided that (1) any such valuation of such Unquoted Investment shall not be conducted as of a date ending prior to, or 45 days after, the date of the valuations of such Unquoted Investment determined pursuant to Section 5.12(b)(ii)(B). and (2) the aggregate value of all Unquoted Investments that the Administrative Agent shall have the right to request and obtain a valuation of pursuant to this Section 5.12(b)(ii)(F) in (x) any trailing three months period shall be 50% and (y) any trailing twelve months period shall be 100%, in each case, of the Borrowing Base as of the end of the most recently ended full fiscal quarter commencing with the fiscal quarter ended March 31, 2023, and the reasonable and documented out-of-pocket costs of any such valuation permitted under this sentence shall be at the expense of the Borrower; provided, further, that (x) the applicable Approved Third-Party Appraiser shall use commercially reasonable efforts to ensure that an appraisal shall be conducted in a manner that is not disruptive to the Borrower’s business, (y) the values determined by any appraisal shall be treated as confidential information by the Administrative Agent and the Lenders and shall be deemed to be “Information” hereunder and subject to Section 9.13 and (z) such Approved Third-Party Appraiser shall make such valuations in consultation with the Borrower, and the Borrower, the Advisor and their respective officers and management shall have a reasonable opportunity to discuss the proposed valuations with the Approved Third-Party Appraiser prior to their effectiveness hereunder. The Administrative Agent shall notify the Borrower of its receipt of the results of any appraisal from an Approved Third-Party Appraiser and provide a copy of such results and any related reports to the Borrower. If the difference between the Borrower’s valuation pursuant to Section 5.12(b)(ii)(B) and the valuation of any Approved Third-Party Appraiser retained by the Administrative Agent pursuant to Section 5.12(b)(ii)(F) is (1) less than 5% of the Borrower’s value thereof, then the Borrower’s valuation shall be used, (2) between 5% and 15% of the Borrower’s value thereof, then the valuation of such Portfolio Investment shall be the average of the value determined by the Borrower and the value determined by the Approved Third-Party Appraiser retained by the Administrative Agent and (3) greater than 15% of the Borrower’s value thereof, then the value determined by the Approved Third-Party Appraiser retained by the Administrative Agent shall be used, unless the Borrower retains (at the expense of the Borrower) an additional Approved Third-Party Appraiser and the valuation of such Portfolio Investment shall be the average of the three valuations (with the Administrative Agent’s Approved Third-Party Appraiser’s valuation to be used until the third valuation is obtained).

(iii) Generally Applicable Valuation Provisions.

(A) Each Approved Third-Party Appraiser (whether selected by the Borrower or the Administrative Agent) shall apply a recognized valuation methodology that is commonly accepted in the Borrower’s industry for valuing Portfolio Investments of the type being valued and held by the Obligors. Other procedures relating to the valuation will be reasonably agreed upon by the Administrative Agent and the Borrower.

(B) For the avoidance of doubt, the value of any Portfolio Investments determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(C) The values determined by any Approved Third-Party Appraiser shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof.

(D) The foregoing valuation procedures shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized by the Borrower for any other purpose, including, without limitation, the delivery of financial statements or valuations required under ASC820 or the Investment Company Act or otherwise.

(E) The Administrative Agent shall notify the Borrower of its receipt of the final results of any such test promptly upon its receipt thereof and shall provide a copy of such results and the related report to the Borrower promptly upon the Borrower’s request.

(c) Investment Company Diversification and Tax Requirements. The Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to (i) comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies and (ii) subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs to the extent applicable.

(d) Revolving Portfolio Investments Limitation. The Obligors shall acquire Revolving Portfolio Investments (it being understood that any new or additional borrowings under an existing Revolving Portfolio Investment shall not constitute an “acquisition” of such Revolving Portfolio Investment) only if, at the time of such acquisition, the total commitments of the Obligors under Revolving Portfolio Investments does not exceed 15% of the sum of (i) the total commitments of the Obligors under Revolving Portfolio Investments plus, without duplication, (ii) the Borrowing Base (solely for purposes of this clause (ii), calculated with the Value of each Portfolio Investment included in the Borrowing Base deemed to be equal to the par amount of such Portfolio Investment).

Section 5.13 Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products of the Advance Rates and the Value of each Portfolio Investment (excluding any Cash Collateral held by the Administrative Agent pursuant to Section 2.05(j) or the last paragraph of Section 2.09(a)); provided that:

(a) the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in a consolidated group of corporations or other entities (collectively, a “Consolidated Group”), in accordance with GAAP, that exceeds 7.5% of the Value of all Portfolio Investments in the Aggregate Collateral Pool (other than Portfolio Investments for which the Advance Rate is 0%) shall be 0%; provided that, with respect to the Value of Portfolio Investments in (i) the largest single Consolidated Group (as designated by the Borrower to the Administrative Agent) such 7.5% figure shall be increased to 15% and (ii) the second largest single Consolidated Group (as designated by the Borrower to the Administrative Agent) such 7.5% figure shall be increased to 10%;

(b) the portion of the Borrowing Base attributable to Equity Interests and Non-Performing Portfolio Investments shall not exceed 10% (it being understood that in no event shall Equity Interests of Financing Subsidiaries be included in the Borrowing Base);

(c) the portion of the Borrowing Base attributable to Performing Second Lien Bank Loans, High Yield Securities and Mezzanine Investments shall not exceed 20%;

(d) the portion of the Borrowing Base attributable to Cash, Cash Equivalents, Short-Term U.S. Government Securities, Long-Term U.S. Government Securities, Performing First Lien Bank Loans and Performing Unitranche Loans shall not be less than 35%;

(e) the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 15% of the Value of all Portfolio Investments in the Aggregate Collateral Pool (other than Portfolio Investments for which the Advance Rate is 0%) shall be 0%; provided that, with respect to the Value of Portfolio Investments in the largest single Industry Classification Group (as designated by the Borrower to the Administrative Agent) such 15% figure shall be increased to 25%;

(f) the portion of the Borrowing Base attributable to Portfolio Investments invested in a jurisdiction other than a Specified Country or a Specified Tax Jurisdiction (solely to the extent the investment manager of the Borrower determines in good faith that a substantial portion of the assets, revenues, or operations supporting such Portfolio Investments are directly, or indirectly, made in a Specified Country) shall not exceed 0%;

(g) the portion of the Borrowing Base attributable to Portfolio Investments invested outside of the United States, the United Kingdom and Canada shall not exceed 5%; and

(h) no Portfolio Investment may be included in the Borrowing Base unless (i) it is Performing at the time of its acquisition by the Borrower and (ii) such Portfolio Investment is included in the Collateral Pool; provided, that, in the case of any such Portfolio Investment that is not included in the Collateral Pool and in which the Collateral Agent has a first-priority perfected security interest (subject to any Lien permitted by Section 6.02) pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may, notwithstanding this clause (ii), be included in the Borrowing Base for up to seven (7) days (or such longer period up to thirty (30) days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion) after the Obligors make or acquire such Portfolio Investment (without limiting that such Portfolio Investment shall not be excluded from the Borrowing Base under this clause (ii) at any time that such Portfolio Investment is in the Collateral Pool) (each Portfolio Investment that is not excluded from the Borrowing Base under this clause (ii), the “Aggregate Collateral Pool”);

provided, further, that the limitations specified in clauses (a) through (e) above shall (i) not be tested prior to the six-month anniversary of the Effective Date, (ii) be increased by 25% of such amount from the six-month anniversary of the Effective Date until the nine-month anniversary of the Effective Date (i.e., for clause (b), 10% will be 12.5%) and (iii) upon the request of the Borrower to the Administrative Agent (and with the consent of the Administrative Agent in its sole discretion), be increased to an amount equal to 10% in excess of the percentage otherwise applicable thereto for a period commencing on the date designated by the Borrower and ending on the date one year thereafter (i.e., for clause (b), 10% will be 20% or, so long as the increase specified in clause (ii) above is in effect, 12.5% will be 22.5%); provided that, only two (2) such designations under this clause (iii) may be made over the course of this Agreement.

To the extent any Portfolio Investment is required to be removed from the Borrowing Base to comply with any of the portfolio limitations set forth in this Section 5.13, the Borrower shall be permitted to choose the Portfolio Investments, or portions of such Portfolio Investments, to be so removed to effect such compliance.

As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 5.13(a), (b) and (c), the following percentages with respect to such Portfolio Investment:

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	0%
Long-Term U.S. Government Securities	95%	0%
Performing First Lien Bank Loans	85%	75%
Performing Unitranche Loans	80%	70%
Performing Second Lien Bank Loans	70%	60%
Performing Cash Pay High Yield Securities	70%	60%
Performing Cash Pay Mezzanine Investments	65%	55%
Performing Non-Cash Pay High Yield Securities	60%	50%
Performing Non-Cash Pay Mezzanine Investments	55%	45%
Non-Performing First Lien Bank Loans	45%	45%
Non-Performing Unitranche Loans	40%	40%
Non-Performing Second Lien Bank Loans	35%	30%
Non-Performing High Yield Securities	30%	30%
Non-Performing Mezzanine Investments	30%	25%
Performing Common Equity (and zero cost or penny warrants with performing debt)	20%	10%
Non-Performing Common Equity (and zero cost or penny warrants with non-performing debt)	0%	0%
Joint Venture Investments, Structured Finance Obligations and Finance Leases	0%	0%

“Bank Loans” means debt obligations (including term loans, notes, debtor-in-possession financings, the funded and unfunded portion of revolving credit loans, delayed draw term loans, and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) which are generally under a loan or credit facility (whether or not syndicated), note purchase agreement or other similar financing facility arrangement.

“Cash” has the meaning assigned to such term in Section 1.01.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01.

“Equity Interests” has the meaning assigned to such term in Section 1.01.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to (a) Liens for “ABL” or super-priority revolvers and (b) customary encumbrances) on all or a portion of the assets of the respective borrower and guarantors obligated in respect thereof; provided that, any First Lien Bank Loan (x) subject to Liens for “ABL” or super-priority revolvers exceeding 1.0x of the respective borrower and guarantors most recently reported EBITDA and/or (y) in respect of which, as of any date of determination, the Senior Net Leverage Ratio based on the most recent financial statements or other report delivered thereunder exceeds 5.00 to 1.00 shall be deemed to be a Unitranche Loan for all purposes hereunder.

“High Yield Securities” means debt Securities and Preferred Stock, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) or other exemption to the Securities Act and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.

“Joint Venture Investments” means Equity Interests of an issuer co-owned by the Borrower and a third party joint venture partner (and shall include Varagon SDLP).

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one year from the applicable date of determination.

“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) and Preferred Stock in each case (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer and/or (ii) a Bank Loan that is not a First Lien Bank Loan, a Unitranche Bank Loan, a Second Lien Bank Loan or a High Yield Security.

“Non-Performing Common Equity” means Equity Interests (other than Preferred Stock) and warrants of an issuer having any debt outstanding that is non-Performing.

“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing First Lien Bank Loans.

“Non-Performing High Yield Securities” means High Yield Securities other than Performing High Yield Securities.

“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Mezzanine Investments.

“Non-Performing Portfolio Investment” means Portfolio Investments for which the issuer is, at the time of determination, in default of any payment obligations of principal or interest in respect thereof after the expiration of any applicable grace period.

“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Second Lien Bank Loans.

“Non-Performing Unitranche Loans” means Unitranche Loans other than Performing Unitranche Loans.

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is, at the time of determination, not in default of any payment obligations of principal or interest in respect thereof after the receipt of any notice and/or expiration of any applicable grace period and (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, (x) not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semiannual or annual period (as applicable) is payable in cash or (y) (i) if such High Yield Security is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% above the applicable benchmark rate is payable at least semi-annually or (ii) if such High Yield Security is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually, and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, (x) not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash or (y) (i) if such Mezzanine Investment is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% above the applicable benchmark rate is payable at least semi-annually or (ii) if such Mezzanine Investment is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually, and (b) which are Performing.

“Performing Common Equity” means Equity Interests (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing First Lien Bank Loans” means First Lien Bank Loans which are Performing.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Performing.

“Performing Unitranche Loans” means Unitranche Loans which are Performing.

“Preferred Stock” as applied to the Equity Interests of any Person, means Equity Interests of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Equity Interests of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Equity Interests.

“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan or Unitranche Loan) (a) in respect of which, as of any date of determination, the Senior Net Leverage Ratio based on the most recent financial statements or other report delivered thereunder exceeds 6.50 to 1.00 and/or (b) that is entitled to the benefit of a second lien and second priority perfected security interest (subject to (a) Liens for “ABL” or super-priority revolvers, (b) customary encumbrances and (c) any other first lien indebtedness, the security interest of which may also be subject to the immediately preceding clauses (a) and (b)) on specified assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, membership interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one year of the applicable date of determination.

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgaged-backed securities. For the avoidance of doubt, if an obligation satisfies the definition of “Structured Finance Obligation”, such obligation shall not (a) qualify as any other category of Portfolio Investment and (b) be included in the Borrowing Base.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01.

“Unitranche Loan” means a Bank Loan that would be a First Lien Bank Loan except that (a) it is subject to superpriority rights (the “first-out” portion) of other lenders with respect to such lenders’ right to receive distributions of collateral proceeds following an event of default and/or (b) as of any date of determination, the Senior Net Leverage Ratio based on the most recent financial statements or other report delivered thereunder exceeds 5.00 to 1.00; provided that, any Unitranche Loan (x) subordinated to a “first-out” portion exceeding 1.00 to 1.00 of the respective borrower and guarantors most recently reported EBITDA and/or (y) in respect of which, as of any date of determination, the Senior Net Leverage Ratio based on the most recent financial statements or other report delivered thereunder exceeds 6.50 to 1.00 shall be deemed to be a Second Lien Bank Loan for all purposes hereunder.

“Value” means, with respect to any Portfolio Investment, the lower of:

(i) the most recent internal market value as determined pursuant to Section 5.12(b)(ii)(C); and

(ii) the most recent external market value as determined pursuant to Sections 5.12(b)(ii)(A) and (B).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. Subject to the last sentence of this Section 6.01, the Borrower will not nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness (for clarity and subject to Section 1.10, with respect to revolving loan facilities, delayed draw loan facilities or staged advance loan facilities, “incurrence” shall be deemed to take place only at the time such facility is entered into or the aggregate commitments thereunder are increased or extended and, solely for purposes of satisfying the incurrence tests (which thresholds may be increased pro rata in connection with an upsize of the Commitments) in this Section 6.01, shall be deemed to be fully drawn with respect to any commitments that have not expired or been terminated and are, subject to the satisfaction of customary credit event conditions, available to be drawn; provided that such commitments shall in no event include any accordion capacity that has not yet been exercised), except:

(a) Indebtedness created hereunder or under any other Loan Document;

(b) Secured Longer-Term Indebtedness so long as (i) no Specified Default or Event of Default exists at the time of the incurrence thereof, (ii) at the time of incurrence thereof, the aggregate principal amount of such Secured Longer-Term Indebtedness, taken together with the aggregate principal amount of other then-outstanding Indebtedness that constitutes senior securities, and immediately after giving effect to any Concurrent Transaction, does not exceed the amount required to comply with the provisions of Sections 6.07(c) and (d), (iii) at the time of incurrence thereof, the aggregate principal amount of such Secured Longer-Term Indebtedness, together with the aggregate principal amount of any other then-outstanding Secured Longer-Term Indebtedness that constitutes senior securities, and immediately after giving effect to any Concurrent Transaction, does not exceed the greater of (x) $0 and (y) 0% of the Borrower Net Worth at the time of such incurrence and (iv) immediately after giving effect to the incurrence and the application of the proceeds thereof and any Concurrent Transaction, the Covered Debt Amount would not exceed the Borrowing Base then in effect;

(c) Other Permitted Indebtedness;

(d) Indebtedness of Financing Subsidiaries;

(e) (i) Indebtedness of any Obligor owing to any other Obligor or, if such Indebtedness is subject to subordination terms and conditions that are reasonably satisfactory to the Administrative Agent, any other Subsidiary of the Borrower, (ii) Indebtedness consisting of Investments by or among the Borrower and its Subsidiaries permitted under Section 6.04 and (iii) Indebtedness of the Borrower or any of its Subsidiaries to a Financing Subsidiary to the extent a court determines a transfer of assets from such Obligor or such Subsidiary to such Financing

Subsidiary did not constitute a true sale, provided, that with respect to this clause (iii), the holders of such Indebtedness have recourse only to the assets purported to be transferred to such Financing Subsidiary and to no other assets of the Obligors and Subsidiaries in connection with such Indebtedness;

(f) (i) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities and Portfolio Investments and (ii) Contingent Secured Indebtedness in an aggregate principal amount not exceeding $50,000,000 at the time of incurrence so long as, in the case of this clause (ii), immediately after giving effect to its incurrence and any Concurrent Transaction, (w) no Event of Default shall have occurred and be continuing, (x) the Borrower is in pro forma compliance with Section 6.07(c) and (d), (y) the Covered Debt Amount does not exceed the Borrowing Base and (z) no Contingent Borrowing Base Deficiency shall have occurred and be continuing;

(g) obligations payable to clearing agencies, brokers, dealers or others in connection with the purchase or sale of securities or other Investments in the ordinary course of business;

(h) Secured Shorter-Term Indebtedness so long as (i) no Specified Default or Event of Default exists at the time of the incurrence thereof, (ii) the aggregate principal amount of such Indebtedness, taken together with the aggregate principal amount of other then-outstanding Secured Shorter-Term Indebtedness that constitutes senior securities and immediately after giving effect to any Concurrent Transaction, the amount required to comply with the provisions of Sections 6.07(c) and (d), (iii) at the time of incurrence thereof, the aggregate principal amount of such Secured Shorter-Term Indebtedness, together with the aggregate principal amount of any other then-outstanding Secured Shorter-Term Indebtedness that constitutes senior securities, and immediately after giving effect to any Concurrent Transaction, does not exceed $0 and (iv) immediately after giving effect to the incurrence of any such Secured Shorter-Term Indebtedness and any Concurrent Transaction, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect;

(i) Unsecured Shorter-Term Indebtedness and Permitted Shorter-Term Affiliate Loans so long as (i) no Specified Default or Event of Default exists at the time of the incurrence thereof, (ii) the aggregate principal amount of such Unsecured Shorter-Term Indebtedness or Permitted Shorter-Term Affiliate Loans, as applicable, taken together with the aggregate principal amount of other then-outstanding Indebtedness that constitutes senior securities and immediately after giving effect to any Concurrent Transaction, the amount required to comply with the provisions of Sections 6.07(c) and (d), (iii) at the time of incurrence thereof, the aggregate principal amount of such Unsecured Shorter-Term Indebtedness or Permitted Shorter-Term Affiliate Loans, as applicable, together with the aggregate principal amount of any other then-outstanding Unsecured Shorter-Term Indebtedness and Permitted Shorter-Term Affiliate Loans that constitute senior securities, and immediately after giving effect to any Concurrent Transaction, incurred during any calendar year does not exceed the greater of (i) $75,000,000 and (ii) 10% of the Borrower Net Worth at the time of such incurrence; and (v) immediately after giving effect to the incurrence of any such Indebtedness and any Concurrent Transaction, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect; provided that, this clause (v) shall not need to be satisfied with respect to any incurrence of Permitted Shorter-Term Affiliate Loans owed to the Advisor or its Affiliates in an aggregate principal amount at any time outstanding up to the greater of (i) $25,000,000 and (ii) 3.5% of the Borrower Net Worth at the time of such incurrence;

(j) obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(k) Permitted SBIC Guarantees and any SBIC Equity Commitment or analogous commitment;

(l) Unsecured Longer-Term Indebtedness so long as (i) no Specified Default or Event of Default exists at the time of the incurrence thereof and (ii) at the time of incurrence thereof, the aggregate principal amount of such Unsecured Longer-Term Indebtedness, taken together with the aggregate principal amount of other then-outstanding Indebtedness that constitutes senior securities, and immediately after giving effect to any Concurrent Transaction, does not exceed the amount required to comply with the provisions of Sections 6.07(c) and (d);

(m) other Indebtedness in an aggregate principal amount not to exceed $3,000,000 outstanding or committed at any time;

(n) Hedging Agreements entered into in the ordinary course of the Borrower’s or any of its Subsidiaries’ financial planning and not for speculative purposes; and

(o) guarantees of other Indebtedness otherwise permitted hereunder.

Section 6.02 Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Part B of Schedule 3.11; provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries, and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens created pursuant to this Agreement (including Section 2.19) or any of the Security Documents (including Liens in favor of the Designated Indebtedness Holders (as defined in the Guarantee and Security Agreement));

(c) Liens on the assets of a Financing Subsidiary securing obligations of such Financing Subsidiary;

(d) Liens on Special Equity Interests included in the Investments of the Borrower or any of its Subsidiaries but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;

(e) Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding $3,000,000 at any one time outstanding (which may cover Portfolio Investments), so long as at the time of incurrence of such Indebtedness or other obligations, and immediately after giving effect to any Concurrent Transaction, the Covered Debt Amount does not exceed the lesser of (i) the Borrowing Base and (ii) the amount required to comply with the provisions of Sections 6.07(c) and (d);

(f) Permitted Liens;

(g) Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA or its designee and Liens on Equity Interests in any SPE Subsidiary in favor of and required by any lender providing third-party financing to such SPE Subsidiary;

(h) Liens securing Hedging Agreements permitted under Section 6.04(c) and not otherwise permitted under clause (b) above (it being understood that, notwithstanding anything to the contrary hereunder, any Cash, Cash Equivalents or other collateral subject to such Liens shall not be required to be subject to any account control agreement hereunder or under any other Loan Document); and

(i) (i) Liens on repurchase obligations permitted under Section 6.01(f)(i) and (ii) Liens on Investments subject to a repurchase obligation permitted under Section 6.01(f)(ii) solely to the extent such Lien only covers such Investments; and

(j) Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets (other than proceeds thereof or accessions thereto) of the Borrower or its Subsidiaries.

Section 6.03 Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries or Immaterial Subsidiaries) to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries or Immaterial Subsidiaries) to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries or Immaterial Subsidiaries) to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) any transaction permitted under Section 6.05 or 6.12, (y) assets (other than Portfolio Investments) sold or disposed of in the ordinary course of business (including to make expenditures of Cash and Cash Equivalents in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and the use of Cash and Cash Equivalents in the ordinary course of business) and (z) subject to the provisions of clauses (d) and (e) below, Portfolio Investments.

Notwithstanding the foregoing provisions of this Section:

(a) any Subsidiary may be merged or consolidated with or into the Borrower or any other Subsidiary; provided that if any such transaction shall be between a (i) Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving entity and (ii) a Subsidiary that is not an Obligor and an Obligor, the Obligor shall be the continuing or surviving entity;

(b) the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;

(c) the Equity Interests of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of (including by way of consolidation or merger) (i) to the Borrower or any Subsidiary Guarantor or (ii) so long as such transaction results in an Obligor receiving the proceeds of such disposition, to any other Person, provided that in the case of this clause (ii) if such Subsidiary is a Subsidiary Guarantor or holds any Portfolio Investments, the Borrower would not have been prohibited from disposing of any such Portfolio Investments to such other Person under any other term of this Agreement;

(d) the Obligors may sell, transfer or otherwise Dispose of Portfolio Investments (other than to a Financing Subsidiary or a Joint Venture Investment) so long as immediately after giving effect to such sale, transfer or other disposition and any Concurrent Transaction either (x) the Covered Debt Amount does not exceed the Borrowing Base or (y) if such sale, transfer or other Disposition is made pursuant to, and in accordance with, a plan submitted and accepted in accordance with Section 2.10(c) or if the Administrative Agent consents in writing, the amount by which the Covered Debt Amount exceeds the Borrowing Base or the Contingent Borrowing Base, as applicable, is reduced thereby;

(e) the Obligors may sell, transfer or otherwise dispose of Portfolio Investments to a Financing Subsidiary or a Joint Venture Investment (including, for clarity, as investments (debt or equity) or capital contributions) so long as (i) immediately after giving effect to such sale, transfer or other disposition (and any Concurrent Transaction) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such sale, transfer or other disposition is not diminished as a result of such sale, transfer or other disposition and any Concurrent Transaction or (y) the Borrowing Base immediately after giving effect to such sale, transfer or other disposition and any Concurrent Transaction is at least 110% of the Covered Debt Amount;

(f) the Borrower may merge or consolidate with (or acquire all or substantially all of the assts of) any other Person so long as (i) immediately after giving effect thereto, the Borrower is (x) the continuing or surviving entity in such transaction and (y) organized under the laws of any State in the United States or the District of Columbia and (ii) at the time thereof and immediately after giving effect thereto and to any Concurrent Transactions, no Specified Default or Event of Default shall have occurred or be continuing;

(g) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $2,000,000 in any fiscal year;

(h) any Obligor and any Subsidiary may, directly or indirectly, transfer assets to a Financing Subsidiary for the sole purpose of facilitating the transfer of assets from one Financing Subsidiary (or a Subsidiary that was a Financing Subsidiary immediately prior to such disposition) to another Financing Subsidiary, directly or indirectly through such Obligor and/or such Subsidiary (such assets, the “Transferred Assets”), provided that (i) no Specified Default or Event of Default exists or is continuing at such time, (ii) immediately after giving effect to such transfer and any Concurrent Transactions, the Covered Debt Amount shall not exceed the Borrowing Base at such time and (iii) the Transferred Assets were transferred, directly or indirectly, to such Obligor or such Subsidiary by the transferor Financing Subsidiary on the same Business Day that such assets are transferred, directly or indirectly, by such Obligor or such Subsidiary to the transferee Financing Subsidiary; and

(i) the Obligors may dissolve or liquidate any Subsidiary so long as (i) in connection with such dissolution or liquidation, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to an Obligor and (ii) such dissolution or liquidation is not materially adverse to the Lenders.

Section 6.04 Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments except:

(a) operating deposit accounts and securities accounts with banks;

(b) (i) Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors and (ii) Investments by a Subsidiary that is not an Obligor in another Subsidiary;

(c) Hedging Agreements entered into in the ordinary course of the Borrower’s or any of its Subsidiaries’ financial planning and not for speculative purposes;

(d) Portfolio Investments by the Borrower and its Subsidiaries to the extent such Portfolio Investments are permitted under the Investment Company Act (if applicable) and in compliance in all material respects with the Borrower’s Investment Policies, in each case as in effect as of the date such Investments are made or acquired;

(e) Investments in (including capital contributions to) Financing Subsidiaries so long as, (i) immediately after giving effect to such Investment, the Covered Debt Amount does not exceed the Borrowing Base and (ii) the aggregate principal amount of all Investments under this clause (e) and under clause (f) below that, in each case, occur after the Commitment Termination Date shall not exceed $5,000,000 in the aggregate from the Commitment Termination Date to the Final Maturity Date;

(f) additional Investments (determined at the time any such Investment is made (or, if earlier, committed to be made)), up to but not exceeding $15,000,000 in the aggregate principal amount; provided that the sum of all Investments under this clause (f) shall not exceed

$5,000,000 in the aggregate principal amount from the Commitment Termination Date to the Final Maturity Date;

(g) Investments in Cash and Cash Equivalents;

(h) Investments described on Schedule 3.12(b);

(i) Investments by a Financing Subsidiary;

(j) Investments in the form of Guarantees permitted pursuant to Section 6.01; and

(k) (i) Investments in Immaterial Subsidiaries and (ii) Investments in Foreign Subsidiaries up to but not exceeding $5,000,000 in the aggregate at any time outstanding; provided that, if cash or other assets are being contributed or invested in such Immaterial Subsidiary or Foreign Subsidiary, at the time of such Investment and immediately after giving effect to such Investment and any Concurrent Transactions, (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (A) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (B) the Borrowing Base is at least 110% of the Covered Debt Amount.

For purposes of clauses (e), (f) and (k) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of Return of Capital and dividends, distributions or other payments received in cash in respect of such Investment and the values (valued in accordance with Section 5.12(b)) of other Investments received in respect of such Investment; provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

Section 6.05 Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower and its Subsidiaries may declare and pay:

(a) dividends with respect to the Equity Interests of an Obligor (including, for the avoidance of doubt, pursuant to any distribution reinvestment plan of an Obligor) payable solely in additional shares of such Obligor’s stock, which may include a combination of Cash and Equity Interests; provided that such cash dividend would otherwise be permitted pursuant to another clause of this Section 6.05;

(b) dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in any taxable year of the Borrower (or for such year under Section 855 of the Code) in amounts not to exceed 115% of the higher of (x) the net investment income of the Borrower for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section

5.01(a) and (y) the amount that the Borrower would have been required to distribute to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code and (B) its net capital gain pursuant to Section 852(b)(3) of the Code, and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code;

(c) other Restricted Payments so long as on the date of such other Restricted Payment and immediately after giving effect thereto and to any Concurrent Transaction (x) the Covered Debt Amount does not exceed 75% of the Borrowing Base and (y) no Specified Default or Event of Default shall have occurred and be continuing;

(d) Restricted Payments consisting of cash payments in lieu of issuing fractional shares in connection with transactions otherwise permitted hereunder; and

(e) Restricted Payments directly or indirectly by (i) any Subsidiary of the Borrower to any Obligor or (ii) any Subsidiary of the Borrower that is not an Obligor to any Subsidiary of the Borrower.

Section 6.06 Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness for borrowed money, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property except for any prohibitions or restraints contained in (i) indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby (provided that such restrictions would not adversely affect in any material respect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under the Security Documents or restrict any Obligor in any manner from performing its obligations under the Loan Documents) and (ii) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other disposition of any asset permitted by this Agreement or any Lien permitted by this Agreement on such asset so long as the applicable restrictions only apply to the assets subject to such lease, sale, other disposition or Lien.

Section 6.07 Certain Financial Covenants.

(a) Minimum Shareholders’ Equity. The Borrower will not permit Shareholders’ Equity at the last day of any fiscal quarter of the Borrower to be less than $273,844,350 plus 25% of the Net Cash Proceeds of the sale of Equity Interests by the Borrower and its Subsidiaries after the Effective Date (other than proceeds (x) of sales of Equity Interests by and among the Borrower and its Subsidiaries and (y) deemed received in connection with any distribution or dividend reinvestment plan).

(b) Minimum Borrower Net Worth. The Borrower will not permit Borrower Net Worth at the last Business Day of any fiscal quarter to be less than $40,000,000.

(c) Borrower Asset Coverage Ratio. The Borrower will not permit the Borrower Asset Coverage Ratio at the last day of any fiscal quarter to be less than 2.00 to 1.

(d) Consolidated Asset Coverage Ratio. The Borrower will not permit the Consolidated Asset Coverage Ratio at the last day of any fiscal quarter to be less than 1.50 to 1.

(e) Liquidity Test. The Borrower will not permit the aggregate Value of the Portfolio Investments that are Cash or Cash Equivalents (excluding Cash Collateral for outstanding Letters of Credit) or that can be converted to Cash or Cash Equivalents in fewer than 10 Business Days without more than a 5% change in price to be less than 10% of the Covered Debt Amount for more than 30 Business Days during any period when the Adjusted Covered Debt Balance is greater than 90% of the Adjusted Borrowing Base.

Section 6.08 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower or such Subsidiary (other than a SBIC Subsidiary) than could (as determined on a good faith basis) be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) the Affiliate Agreement and transactions provided for in the Affiliate Agreement, (e) the agreements described on Schedule 6.08 and the transactions provided therein (as such agreements are amended, restated, supplemented or otherwise modified so long as (x) in the aggregate payments by the Borrower and its Subsidiaries are not materially increased or (y) such amendment, restatement, supplement or other modification is not materially adverse to the Lenders), (f) any Investment that results in the creation of an Affiliate, (g) transactions between or among the Obligors and any SBIC Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of an Obligor at prices and on terms and conditions, taken as a whole, not materially less favorable to the Obligors than in good faith is believed could be obtained at the time on an arm’s-length basis from unrelated third parties, (h) the payment of reasonable fees to, and indemnities and director’s and officer’s insurance provided for the benefit of, directors, managers and officers of the Advisor, the Borrower or any Subsidiary in the ordinary course of business, (i) the issuance and sale of Equity Interests, (j) transactions with one or more Affiliates (including co-investments) permitted by an exemptive order granted by the Securities and Exchange Commission (as may be amended from time to time), any no action letter or as otherwise permitted by applicable law, rule or regulation and Securities and Exchange Commission staff interpretations thereof, (k) transactions between a Subsidiary that is not an Obligor and an Affiliate thereof that is not an Obligor, (l) transactions and documents governing transactions permitted under Section 6.01, Section 6.03 or Section 6.04, (m) transactions approved by a majority of the independent members of the Board of Directors of the Borrower, (n) any Permitted Longer-Term Affiliate Loans or (o) any Permitted Shorter-Term Affiliate Loans.

Section 6.09 Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage to any material extent in any business other than in accordance with its Investment Policies. The Borrower will not, nor will it permit any of its Subsidiaries to amend or modify the Investment Policies (other than a Permitted Policy Amendment).

Section 6.10 No Further Negative Pledge. The Borrower will not, and will not permit any of the other Obligors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the other Loan Documents and documents with respect to Indebtedness permitted under Section 6.01(b), (c), (f), (h), (i), (l) or (m); (b) documents creating Liens permitted by Section 6.02 (including with respect to the Designated Indebtedness Obligations or Designated Indebtedness Holders under (and, in each case, as defined in) the Security Documents) prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any agreement or document (including any governing documents or any agreement with a financer) that imposes such restrictions only on Equity Interests in Financing Subsidiaries; (e) the underlying governing agreements of any minority Equity Interest that impose such restrictions only on such Equity Interest and (f) any other agreement or document that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require (other than pursuant to a grant or a Lien under the Loan Documents) the direct or indirect granting of any Lien securing any Indebtedness or other obligation (other than such “Secured Obligations”) by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement.

Section 6.11 Modifications of Longer‑Term Indebtedness Documents. The Borrower will not consent to any modification, supplement or waiver of:

(a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness that would result in such Indebtedness not meeting the requirements of the definition of “Secured Longer-Term Indebtedness” and “Unsecured Longer-Term Indebtedness”, as applicable, set forth in Section 1.01 of this Agreement, unless (i) in the case of Secured Longer-Term Indebtedness, such Indebtedness would have been permitted to be incurred as Secured Shorter-Term Indebtedness or Unsecured Shorter-Term Indebtedness at the time of such modification, supplement or waiver and the Borrower so designates such Indebtedness as “Secured Shorter-Term Indebtedness” or “Unsecured Shorter-Term Indebtedness”, as applicable (whereupon such Indebtedness shall be deemed to constitute “Secured Shorter-Term Indebtedness” or “Unsecured Shorter-Term Indebtedness”, as applicable, for all purposes of this Agreement) and (ii) in the case of Unsecured Longer-Term Indebtedness, such Indebtedness would have been permitted to be incurred as Secured Shorter-Term Indebtedness or Unsecured Shorter-Term Indebtedness at the time of such modification, supplement or waiver and the Borrower so designates such Indebtedness as “Secured Shorter-Term Indebtedness” or “Unsecured Shorter-Term Indebtedness”, as applicable (whereupon such Indebtedness shall be deemed to constitute “Secured Shorter-Term Indebtedness” or “Unsecured Shorter-Term Indebtedness”, as applicable, for all purposes of this Agreement); or

(b) the Affiliate Agreement, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

Section 6.12 Payments of Longer-Term Indebtedness and Permitted Shorter-Term Affiliate Loans.

(a) Payments of Longer-Term Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness (other than (i) the refinancing of Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness with Indebtedness permitted under Section 6.01 or (ii) prior to the occurrence of the Commitment Termination Date, if no Specified Default or Event of Default has occurred and is continuing or would result, with the proceeds of any issuance of Equity Interests), except for (a) regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that: (w) the conversion features into Permitted Equity Interests under Permitted Convertible Indebtedness; (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; and (y) any cash payment on account of interest or expenses on such Permitted Convertible Indebtedness (or any cash payment on account of fractional shares issued upon conversion provisions of such Permitted Convertible Indebtedness) made by the Borrower or any of its Subsidiaries in respect of such triggering and/or settlement thereof shall be permitted under this clause (a)), (b) voluntary payments or prepayments of Secured Longer-Term Indebtedness, so long as immediately after giving effect to such voluntary payment or prepayment and any Concurrent Transactions (i) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.07 and (ii) no Specified Default or Event of Default shall exist or be continuing, (c) any payments and prepayments with respect to any Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness (other than Permitted Longer-Term Affiliate Loans) so long as on the date of any such payment or prepayment and immediately after giving effect thereto and to any Concurrent Transaction (x) the Covered Debt Amount does not exceed 90% of the Borrowing Base and (y) no Specified Default or Event of Default shall have occurred and be continuing or (d) any payments and prepayments with respect to any Permitted Longer-Term Affiliate Loan so long as on the date of any such payment or prepayment and immediately after giving effect thereto and to any Concurrent Transaction, (i) no Specified Default or Event of Default shall have occurred and be continuing, (ii) the Covered Debt Amount does not exceed the Borrowing Base and (iii) either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such payment or prepayment and such Concurrent Transactions is not diminished as a result thereof or (y) the Borrowing Base immediately after giving effect to such payment or prepayment and any Concurrent Transaction is at least 110% of the Covered Debt Amount.

(b) Payments of Permitted Shorter-Term Affiliate Loans. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Shorter-Term Affiliate Loan (other than (i) the refinancing of a Permitted Shorter-Term Affiliate Loan permitted under Section 6.01 or (ii) prior to the occurrence of the Commitment Termination Date, if no Specified Default or Event of Default has occurred and is continuing or would result, with the proceeds of any issuance of Equity Interests), except for any payments and prepayments with respect to any Permitted Shorter-Term Affiliate Loan so long as on the date of any such payment or prepayment and immediately after giving effect thereto and to any Concurrent Transaction, (i) no Specified Default or Event of Default shall have occurred and be continuing and (ii) the Covered Debt Amount does not exceed 90% of the Borrowing Base.

Section 6.13 Accounting Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, make any change in (a) accounting policies or reporting practices, except as permitted under GAAP or required by law or rule or regulation of any Governmental Authority, or (b) its fiscal year.

Section 6.14 SBIC Guarantee. The Borrower will not, nor will it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.

Section 6.15 ERISA. The Borrower will not be or be acting on behalf of, nor will it permit any Subsidiary Guarantor to be or be acting on behalf of (i) an “employee benefit plan” as defined in and subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, (iii) a plan or arrangement subject to any Similar Law or (iv) a person or entity considered to hold “plan assets” of any of the foregoing as determined under the Plan Asset Regulation or for purposes of any Similar Law.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to deposit any amount into the Letter of Credit Collateral Account as required by Section 2.09(a) on the Commitment Termination Date;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect and such failure shall continue unremedied for a period of thirty (30) or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence), Sections 5.08(a), Section 5.09, or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Section 7 (other than Section 7.01) of the Guarantee and Security Agreement or (ii) Sections 5.01(e) or 5.02(a) and such failure shall continue unremedied for a period of five or more Business Days after notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower; it being acknowledged and agreed that a failure of an Obligor to “Deliver” (as defined in the Guarantee and Security Agreement) any particular Investment to the extent required by Section 7.01 of the Guarantee and Security Agreement shall result in such Investment not being included in the Borrowing Base but shall not (in and of itself) be, or result in, a Default or an Event of Default under this clause (d);

(e) a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(e); provided that it shall not be an Event of Default hereunder if the Borrower shall deliver a plan in compliance with Section 2.10(c)(i) to enable such Borrowing Base Deficiency to be cured within the time period required in Section 2.10(c)(i), so long as such Borrowing Base Deficiency is cured within such time period;

(f) the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower; it being acknowledged and agreed that a failure of an Obligor to “Deliver” (as defined in the Guarantee and Security Agreement) any particular Investment to the extent required by Section 7.01 of the Guarantee and Security Agreement shall result in such Investment not being included in the Borrowing Base but shall not (in and of itself) be, or result in, a Default or an Event of Default under this clause (f);

(g) the Borrower or any of its Subsidiaries (other than any Financing Subsidiaries) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account any applicable grace period;

(h) any event or condition occurs that results in (i) an “event of default” (after giving effect to any grace period) with respect to any Indebtedness incurred by a Financing Subsidiary that (x) results in the holder or holders of such Indebtedness or any trustee or agent on its or their behalf causing any such Indebtedness to become due, or requiring the prepayment, repurchase, redemption or defeasance in full thereof, prior to its scheduled maturity (for the avoidance of doubt, after giving effect to any applicable grace period) or (y) results in the Borrower or any of its Subsidiaries making an equity contribution to such Financing Subsidiary to cure such “event of default” in an aggregate amount equal to more than 10% of the face amount of such Indebtedness (or such greater amount agreed to by the Administrative Agent in its sole discretion) or (ii) Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, after giving effect to any applicable grace period), unless, in the case of this clause (ii), such event is no longer continuing or has been cured or waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h)(ii) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; (2) convertible debt that becomes due as a result of a conversion or redemption event, other than to the extent it becomes due or is paid in cash (other than interest, expenses or fractional shares, which may be paid in cash in accordance with the conversion provisions of such convertible debt) as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness); or (3) for the avoidance of doubt, any Indebtedness of a Financing Subsidiary;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money shall be rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries or Financing Subsidiaries) or any combination thereof since the Effective Date and an aggregate amount in excess of the greater of (i) $7,500,000 and (ii) an amount equal to 5% of the assets of the Borrower at the time of the occurrence of such judgment (in each case, after giving effect to any indemnification or insurance in which the indemnitor or insurance company has not denied coverage) shall remain undischarged for a period of 60 consecutive days following the entry of such judgment during which 60-day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal or during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries or Financing Subsidiaries) to enforce any such judgment;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) a Change in Control shall occur;

(o) reserved;

(p) the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments included in the Collateral Pool having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Collateral Pool, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except as a result of a release of such Liens permitted under this Agreement or the other Loans Documents and except to the extent that any such loss of perfection results from the failure of the Collateral Agent to maintain possession of the certificates representing the securities pledged under the Loan Documents; provided, that, if such default is as a result of any action of the Administrative Agent or the Collateral Agent, then there shall be no Event of Default hereunder unless the same shall continue unremedied for a period of ten (10) consecutive Business Days after such Borrower receives written notice of such default thereof from the Administrative Agent (unless the continuance thereof after such tenth Business Day is a result of a failure of the Administrative Agent or the Collateral Agent to take any action within their control, in which case such ten (10) Business Day period shall re-start from the date of such failure);

(q) except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower; or

(r) the Borrower or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Letter of Credit Collateral Account cash in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Article.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment of the Administrative Agent. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Agent as its agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Section 8.02 Other Capacities.

(a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Bank shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article VIII, included the Issuing Bank with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Bank.

(c) CIBC BANK USA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Obligors and Affiliates as though CIBC BANK USA were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC BANK USA or its Affiliates may receive information regarding the Obligors or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Obligors or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), CIBC BANK USA and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC BANK USA were not the Administrative Agent, and the terms “Lender” and “Lenders” include CIBC BANK USA and its Affiliates, to the extent applicable, in their individual capacities.

Section 8.03 Limitation of Duties; Exculpation. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing, (a) the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law and, instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to any Lender or Issuing Bank for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not otherwise, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. Except as otherwise provided in this Article VIII, the provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and any letter of credit issuing banks hereunder, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

Section 8.04 Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 8.05 Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a count of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06 Resignation; Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If The Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Borrower, appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) with the consent of the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Administrative Agent). After the Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring the Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders and (so long as no Event of Default exists) the Borrower appoint a successor agent as provided for above. If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and (so long as no Event of Default exists) with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and (if applicable) the Borrower and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and (so long as no Event of Default exists) the Borrower), then such removal shall nonetheless become effective in accordance with such notice on such date; provided that, notwithstanding anything to the contrary contained herein, the Borrower shall be a direct beneficiary of this Section 8.06.

Section 8.07 Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

Each Lender, by delivering its signature page to this Agreement or any Assignment and Assumption and funding any Loan shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders.

Section 8.08 Modifications to Loan Documents. Except as otherwise provided in Section 2.20 or Section 9.02(b) or (c) of this Agreement or the Security Documents with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder in accordance with the Guarantee and Security Agreement), or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, (v) to release any Subsidiary Guarantor (or any property of such Subsidiary Guarantor) from its guarantee obligations to the extent it may be released in accordance with Section 10.03 of the Guarantee and Security Agreement, (w) to release any Lien covering property that is the subject of either a disposition of property (including, without limitation, any property subject to a participation or repurchase transaction) permitted hereunder or a disposition to which the Required Lenders have consented, (x) for the avoidance of doubt, execute and deliver agreements, instruments and other documents reasonably requested by the Borrower to implement collateral sharing with respect to Secured Longer-Term Indebtedness and Secured Shorter-Term Indebtedness, (y) following the (i) cancellation, expiration or termination of any commitment to extend credit or issue Letters of Credit under this Agreement or any other Loan Document, (ii) final payment and performance in full of all obligations (other than contingent obligations for which no claims have been made) under this Agreement or any other Loan Document so long as all Letters of Credit have expired, been terminated, Cash Collateralized or backstopped and all LC Disbursements have been reimbursed and (iii) termination of this Agreement, to release all Liens and guarantees by Obligors and (z) to allocate the Liens created under the Security Documents to any Designated Indebtedness Obligations or Hedging Agreement Obligations (as such terms are defined in the Guarantee and Security Agreement) in accordance with the Guarantee and Security Agreement.

Section 8.09 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, secured party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that the Administrative Agent has determined at any time in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of the Administrative Agent, be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon from and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) relating thereto, (y) was not preceded or accompanied by such a notice, or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (i) an error shall be presumed to have been made absent written confirmation from the Administrative Agent to the contrary and (ii) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one Business Day of its knowledge of such error, notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying the Administrative Agent pursuant to this Section 8.09(b).

(c) Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under clause (a) above or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a) above, from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the

“Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. So long as any sale of Loans complies with the terms of Section 9.04(b), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Indemnitee under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Revolving Credit Exposure or other obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or applicable Lender, Issuing Bank, Indemnitee or other Payment Recipient from the Borrower or any other Obligor for the purpose of making payment in respect of Revolving Credit Exposure or other obligations owed by the Borrower or any other Obligor.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.09 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.

Section 8.10 Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of the Administrative Agent, and shall, upon the written request of the Administrative Agent (to the extent it is lawfully entitled to do so), set off against the obligations hereunder, any amounts owing by such Lender to an Obligor. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Obligors or any third party with respect to the obligations hereunder or the Collateral may only be taken by the Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of the Administrative Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i) if to the Borrower, to it at:

Varagon Capital Corporation
c/o Varagon Capital Partners
151 West 42nd Street, 53rd Floor
New York, New York 10036
Attention: Robert Bourgeois
Email: rbourgeois@varagon.com
Telephone: 212-235-2600

with a copy (which shall not constitute notice) to:

Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, NY 10036-6797
Attention: Jay Alicandri
Email: jay.alicandri@dechert.com

(ii) if to the Administrative Agent or the Issuing Bank, to it at:

CIBC Bank USA
120 South LaSalle Street, Suite 200
Chicago, Illinois 60603
Attention: Shanita Griggs
Email: Shanita.Griggs@cibc.com
Telephone: (312) 564-2936

with a copy to:

CIBC Bank USA
425 Lexington Ave.
New York, NY 10017
Attention: Nick Jordan
Email: Nick.Jordan@cibc.com
Telephone: (212) 856-6627

(iii) if to any other Lender, to it at its address (or email) set forth in its Administrative Questionnaire.

Any party hereto may change its address or email for notices and other communications hereunder by notice to the other parties hereto All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2.06 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each party hereto understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, any Lender or their respective Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Platform and any electronic communications media approved by the Administrative Agent as provided herein are provided “as is” and “as available”. None of the Administrative Agent or its Related Parties warrant the accuracy, adequacy, or completeness of such media or the Platform and each expressly disclaims liability for errors or omissions in the Platform and such media. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Administrative Agent and any of its Related Parties in connection with the Platform or the electronic communications media approved by the Administrative Agent as provided for herein.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their Securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

(d) Documents to be Delivered under Sections 5.01. For so long as an Intralinks™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 by delivering either an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on Intralinks™ or such equivalent website; provided that the Administrative Agent shall have no responsibility to maintain access to Intralinks™ or an equivalent website.

Section 9.02 Waivers; Amendments.

(a) No Deemed Waivers Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than with respect to the election of or the failure to elect the default rate in accordance with Section 2.12(c) or as specifically contemplated herein), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby;

(iii) postpone the scheduled date of the final payment at maturity of the principal amount of any Loan or LC Disbursement, or any interest thereon that are due at maturity, or any fees payable hereunder that are due at maturity, or reduce the amount or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments, or making of disbursements, required thereby without the written consent of each Lender directly and adversely affected thereby; or

(v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, and (y) the consent of Lenders (other than Defaulting Lenders) holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments (other than of Defaulting Lenders) will be required (A) for any adverse change (from the Lenders’ perspective) affecting the provisions of this Agreement relating to the determination of the Borrowing Base (including the definitions used therein to the extent adversely changing (from the Lenders’ perspective) the Borrowing Base but excluding Section 5.12(B)(II)(f)) and (B) for any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.

(c) Amendments to Security Documents. Except to the extent otherwise expressly set forth in the Guarantee and Security Agreement or the other Loan Documents, no Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (including any increase in Loans hereunder, but excluding (x) any such increase pursuant to a Commitment Increase under Section 2.08(e) to an amount not greater than $100,000,000, (y) any Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness permitted hereunder or (z) the spreading of such Liens to any Designated Indebtedness Obligations or Hedging Agreement Obligations (as such terms are defined in the Guarantee and Security Agreement)) except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders; provided that, except as permitted by the Loan Documents, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder, including any Secured Longer-Term Indebtedness or Secured Shorter-Term Indebtedness) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to, and in addition to the rights of such parties under the Guarantee and Security Agreement, the Administrative Agent and the Collateral Agent under the Guarantee and Security Agreement may, (1) (x) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder (including, without limitation, any property subject to a participation or repurchase transaction) or a disposition to which the Required Lenders have consented, (y) release any Lien and/or guarantee obligation in accordance with Section 10.03 of the Guarantee and Security Agreement and (z) release (and to acknowledge the release of) all Liens and guarantees of Obligors with respect to the Revolving Credit Exposure upon the termination of this Agreement (including in connection with a complete refinancing) following the payment in full in cash of all Revolving Credit Exposure (other than contingent indemnification and expense reimbursement obligations) following the termination of the Commitments (and, in each case under the above clauses (x) through (z), such applicable Lien shall be released automatically (A) to the extent provided in Section 10.03 of the Guarantee and Security

Agreement, (B) to the extent permitted hereunder in connection with any property becoming subject to a participation or repurchase transaction and (C) to the extent such payment in full occurs, as applicable); provided that, for the avoidance of doubt, the Administrative Agent shall not be required under clause (z) to instruct the Collateral Agent to release any Lien or guarantee of an Obligor solely as it relates to such Lien securing or guarantee guaranteeing any Secured Obligations other than Credit Agreement Obligations (in each case, as defined in the Guarantee and Security Agreement) and (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Financing Subsidiary” or becomes a Foreign Subsidiary or an Immaterial Subsidiary in accordance with this Agreement or is otherwise no longer required to be a “Subsidiary Guarantor” (including, without limitation, because it ceases to be consolidated on the Borrower’s financial statements), so long as immediately after giving effect to any such release under this clause (2) and any Concurrent Transactions, (A) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Responsible Officer to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (II) the Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Specified Default or Event of Default has occurred and is continuing or would result therefrom.

(d) Replacement of Lenders.

(i) Replacement of Non-Consenting Lenders. If, in connection with any proposed change, waiver, amendment, consent, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02, the consent of the Required Lenders shall have been obtained but the consent of one or more Lenders (each a “Non-Consenting Lender”) whose consent is required for such proposed change, waiver, amendment, consent, discharge or termination is not obtained, then (so long as no Event of Default has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.18(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, amendment, consent, waiver, discharge or termination.

(ii) Replacement of Competitor Assigning Lenders. If one or more Lenders have delivered notice to the Borrower pursuant to Section 9.04(i) of the intention to assign all or a portion of their respective Loans, Commitments or other Obligations to a Competitor (each such Lender, a “Competitor Assigning Lender”), the Borrower shall have the right, at its sole cost and expense, to replace each such Competitor Assigning Lenders with one or more replacement Lenders pursuant to Section 2.18(b).

(e) Ambiguity, Omission, Mistake or Typographical Error. Notwithstanding the foregoing, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Administrative Agent and the Collateral Agent (but only one counsel for all such Persons together and excluding the allocated costs of in-house counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Issuing Bank and the Lenders (but only one counsel for all such Persons together) and one additional counsel for any necessary group of Lenders any conflict of interest arise (but in all cases excluding the allocated costs of in-house counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges reasonably incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein. Notwithstanding anything to the contrary contained herein, the Borrower shall not be responsible for the reimbursement of any fees, costs and expenses of any valuations incurred in connection with 5.12(b)(ii)(F) (or otherwise in connection with this Agreement or any other Loan Document) other than such fees, costs and expenses expressly subject to reimbursement in the first sentence of Section 5.12(b)(ii)(F).

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, actions, judgments, suits and reasonable and documented out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of one outside counsel for all Indemnitees (and, if reasonably necessary, of one local counsel in each relevant jurisdiction for all Indemnitees) and, if in the reasonable opinion of an Indemnitee, representation of all Indemnitees by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest, one additional outside counsel for each group of Indemnitees with such conflict but excluding in all cases the allocated costs of in-house counsel) (collectively, “Losses”) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such

Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and laws, statutes, rules or regulations relating to environmental, occupational safety and health or land use matters), on common law or equitable cause or on contract or otherwise and related expenses or disbursements of any kind (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.16), including the fees, charges and disbursements of outside counsel for any Indemnitee to the extent specified above, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by the Borrower or a third party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such Losses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such Indemnitee or its Related Parties, (B) result from a claim brought by the Borrower against an Indemnitee for material breach of such Indemnitee’s or such Indemnitee’s Related Parties’ obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (C) result from the settlement of any such claim, investigation, litigation or other proceedings described in clause (iii) above unless such Indemnitee has consulted with the Borrower prior to such settlement (provided that nothing in this clause (C) shall restrict the right of any Person to settle any claim for which it has waived its right of indemnity by the Borrower) or (D) result from disputes solely among Indemnitees and not involving any act or omission of an Obligor or any of Affiliate thereof (other than any dispute against the Administrative Agent in its capacity as such). Notwithstanding the foregoing, it is understood and agreed that indemnification for Taxes is subject to the provisions of Section 2.16, and this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive Losses (as opposed to direct or actual damages (which may include special, indirect, consequential or punitive Losses asserted against any such party hereto by a third party)) arising out of, in connection with, or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of proceeds thereof, asserted by an Indemnitee against the Borrower or any other Obligor; provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection with respect to Losses not expressly described in the foregoing limitation.

(d) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph

(a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(e) Waiver of Consequential Damages, etc. To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, such waiver shall not apply to any obligation of the Borrower to indemnify an Indemnitee for any such damages owed to any third parties. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent caused by the willful misconduct or gross negligence of such Indemnitee or its Related Parties, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(f) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (and any attempted assignment or transfer by a Lender that is not permitted under this Section 9.04(a) shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more Eligible Assignees (determined, if an Event of Default has occurred and is continuing, without giving effect to clause (iv) of such definition and subject to Section 9.04(i)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (x) for an assignment to a Lender or an Affiliate of a Lender, (y) if such assignment is required by applicable law or Governmental Authority, or (z) subject to Section 9.04(i), if an Event of Default has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to any such assignment (other than to any Person that is not an Eligible Assignee) unless it shall have objected thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the Administrative Agent and the Issuing Bank.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure, the amount of the Commitment or Loans and LC Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitments, Loans and LC Exposure;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender), for which the Borrower and the Guarantors shall not be obligated; and

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section (but only to the extent such assignment or other transfer otherwise complies with the provisions of such paragraph). Notwithstanding anything to the contrary herein, in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions set forth in Section 9.04(b)(ii) or otherwise, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the Applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Maintenance of Registers by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the

Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Special Purposes Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) owned or administered by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall, subject to the terms of this Agreement, make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and such SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no SPC shall be entitled to the benefits of Section 2.14 (or any other increased costs protection provision), 2.15 or 2.16. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, the Administrative Agent, the Lenders and the Borrower, and each of the Administrative Agent, the Lenders and the Obligors shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans made by or through its SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.

In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) without the prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender; provided that no consent of the SPC shall be required for amendments or waivers hereunder except for those amendments or waivers for which the consent of participants is required under paragraph (f) below, and (ii) disclose on a confidential basis (in the same manner described in, and solely to the extent such disclosure is permitted by a Lender under, Section 9.13(b)) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(f) Participations. Any Lender may, with the consent of the Borrower if such consent were required in respect of an assignment under Section 9.04(b) or, otherwise, without the consent of the Borrower, sell participations to one or more Eligible Assignees (determined, if an Event of Default has occurred and is continuing, without giving effect to clause (iv) of such definition and subject to Section 9.04(i)) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that, subject to Section 9.04(i), (i) the consent of the Borrower shall not be required if such Participant does not have any of the voting rights or consent rights permitted in the immediately succeeding sentence or (z) such Participant does not have the right to receive any non-public information that may be provided pursuant to this Agreement (and the Lender selling such participation agrees with the Borrower at the time of the sale of such participation that it will not deliver such non-public information to the Participant), (ii) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section and (B) such Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16, with respect to any participation, than its participating Lenders would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided, further, that no Participant shall be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation granted to such Participant and such Participant shall have complied with the requirements of Section 2.16 as if such Participant is a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any other information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosures are necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with paragraphs (e) and (f) of Section 2.16 as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.

(h) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Limitations on Assignments and Participations. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan, LC Exposure, Commitment or other obligation held by it hereunder to any Person that is not an Eligible Assignee (determined, if an Event of Default has occurred and is continuing, without giving effect to clause (iv) of such definition) without the prior written consent of each Lender and the Borrower, and any such assignment or participating without such consent shall be null and void. Anything in this Section 9.04 to the contrary notwithstanding, if an Event of Default has occurred and is continuing, no Lender may assign or participate any interest in any Loan, LC Exposure, Commitment or other obligation held by it hereunder to any Competitor unless each of the following conditions are satisfied: (i) such Competitor is an Eligible Assignee (determined without giving effect to clause (iv) of such definition), (ii) such Lender delivers notice to the Borrower and the Administrative Agent of such proposed assignment or participating at least thirty (30) days (plus, to the extent applicable, any KYC Approval Days) prior to the date of such assignment or participating and (iii) an Event of Default has occurred and is continuing on the date of such assignment or participating (and any such assignment or participating in violation of any of the immediately preceding clauses (i) through (iii) shall be null and void).

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination, Cash Collateralization or backstop of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement electronically (e.g. pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution”. “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. Each Obligor agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law. Additionally, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time (with the prior consent of the Administrative Agent or the Required Lenders), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.17(d) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the amounts owing to such Defaulting Lender hereunder as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Reserved.

Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13 Treatment of Certain Information; No Fiduciary Duty; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Each Lender shall use all information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, in connection with providing services to the Borrower.

(b) Confidentiality. Each of the Administrative Agent (including in its capacity as the Collateral Agent), the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives who need to know such Information in connection with the transactions contemplated hereby (it being understood that (A) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on terms substantially similar to the terms set forth in this clause (b) and on a confidential and need to know basis and (B) it will be responsible for its Affiliates compliance with this paragraph), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, except in the case of any ordinary course examination by a regulatory, self-regulatory or governmental agency, it will use its commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent legally permitted and timely practicable), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made under this clause (vi) who are not subject to this clause (b) will be informed of the confidential nature of such Information and instructed to keep such Information confidential on terms substantially similar to the terms set forth in this clause (b) and on a confidential and need to know basis), (vii) to any rating agencies and market data collectors on a confidential basis, (viii) with the consent of the Borrower or (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source (other than an Obligor or Affiliate thereof) that does not owe any confidentiality obligations to any Obligor or any Subsidiary. Notwithstanding the foregoing, each of the Administrative Agent, the Lenders and the Issuing Bank agrees not to disclose any Information to any Person that is not an Eligible Assignee (excluding the final sentence of such definition); provided that, if an Event of Default has occurred and is continuing and thirty (30) days (plus, to the extent applicable, any KYC Approval Days) have elapsed since a Competitor Assigning Lender delivered to the Borrower notice of an intention to assign all or a portion of its Loans, Commitments or other Obligations to a Competitor, Information may be disclosed to such Competitor so long as either an Event of Default has occurred and is continuing or such Competitor is a Lender.

For purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or any portfolio investment (including Portfolio Investments and the Value of such Portfolio Investments), other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by or on behalf of the Borrower or any of its Subsidiaries from a Person that does not owe any confidentiality obligations to any Obligor or any Subsidiary; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof; such information shall be deemed confidential at the time of delivery unless clearly identified therein as non-confidential. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.14 USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and each other Obligor, which information includes the name and address of the Borrower and each other Obligor and other information that will allow such Lender to identify the Borrower and each other Obligor in accordance with said Act and the Beneficial Ownership Regulation.

Section 9.15 No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower or any of its Subsidiaries, their stockholders and/or their affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or any of its Subsidiaries, its stockholders or its affiliates, on the other. The Borrower and each of its Subsidiaries each acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, any of their stockholders or affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any of its Subsidiaries, their stockholders or their affiliates on other matters) or any other obligation to the Borrower or any of its Subsidiaries except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, their management, stockholders, creditors or any other Person. The Borrower and each of its Subsidiaries each acknowledge and agree that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower and each of its Subsidiaries each agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries, in connection with such transaction or the process leading thereto.

Section 9.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail‑In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.17 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.17, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.19 Non-Liability of Administrative Agent and Lenders. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Obligor to review or inform any Obligor of any matter in connection with any phase of any Obligor’s business or operations. Each Obligor agrees that neither the Administrative Agent nor any Lender shall have any liability to any Obligor (whether sounding in tort, contract or otherwise) for losses suffered by any Obligor in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought or a material breach of such party’s obligations hereunder or under any other Loan Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VARAGON CAPITAL CORPORATION

By:	/s/ Robert J. Bourgeois
	Name:	Robert J. Bourgeois
	Title:	Chief Financial Officer and Treasurer

[Signature Page to Revolving Credit Agreement]

CIBC BANK USA,
as Administrative Agent, Issuing Bank and a Lender

By:	/s/ Nicholas Jordan
	Name:	Nicholas Jordan
	Title:	Managing Director

[Signature Page to Revolving Credit Agreement]

Schedule 1.01(b)

Commitments

Name of Lender	Commitment
CIBC Bank USA	$75,000,000
Total	$75,000,000

Schedule 1.01(c)

Industry Classification Group List

1. Aerospace & Defense

1. Air Freight & Logistics

2. Airlines

3. Auto Components

4. Automobiles

5. Banks

6. Beverages

7. Biotechnology

8. Building Products

9. Capital Markets

10. Chemicals

11. Commercial Services & Supplies

12. Communications Equipment

13. Construction & Engineering

14. Construction Materials

15. Consumer Finance

16. Containers & Packaging

17. Distributors

18. Diversified Consumer Services

19. Diversified Financial Services

20. Diversified Telecommunication Services

21. Electric Utilities

22. Electrical Equipment

23. Electronic Equipment, Instruments & Components

24. Energy Equipment & Services

25. Entertainment

26. "Equity Real Estate Investment Trusts (REITs)"

27. Food & Staples Retailing

28. Food Products

29. Gas Utilities

30. Health Care Equipment & Supplies

31. Health Care Providers & Services

32. Health Care Technology

33. Hotels, Restaurants & Leisure

34. Household Durables

35. Household Products

36. Independent Power and Renewable Electricity Producers

37. Industrial Conglomerates

38. Insurance

39. Interactive Media & Services

40. Internet & Direct Marketing Retail

41. IT Services

42. Leisure Products

43. Life Sciences Tools & Services

44. Machinery

45. Marine

46. Media

47. Metals & Mining

48. "Mortgage Real Estate Investment Trusts (REITs)"

49. Multiline Retail

50. Multi-Utilities

51. Oil, Gas & Consumable Fuels

52. Paper & Forest Products

53. Personal Products

54. Pharmaceuticals

55. Professional Services

56. Real Estate Management & Development

57. Road & Rail

58. Semiconductors & Semiconductor Equipment

59. Software

60. Specialty Retail

61. Technology Hardware, Storage & Peripherals

62. Textiles, Apparel & Luxury Goods

63. Thrifts & Mortgage Finance

64. Tobacco

65. Trading Companies & Distributors

66. Transportation Infrastructure

67. Water Utilities

68. Wireless Telecommunication Services

Schedule 3.11

Material Agreements and Liens

Part A – Material Agreements

Material Agreement	Aggregate Commitments as of the Effective Date
Loan and Security Agreement, dated as of June 2, 2022 (“JPM Loan and Security Agreement”), by and between VCC Funding, LLC, as borrower, the Borrower, as servicer, the lenders party thereto from time to time, Citibank, N.A., as collateral agent and securities intermediary, Virtus Group, LP, as collateral administrator, and JPMorgan Chase Bank, National Association, as administrative agent	$500,000,000
Fronting Letter Agreement, dated as of December 15, 2022, by and between Borrower and Varagon Capital Partners, L.P.	$15,000,000

Part B – Liens

The obligations under the JPM Loan and Security Agreement and other documents in connection therewith are secured by Liens on “all assets” of VCC Funding, LLC and by a backup security interest on investments and other assets sold and/or contributed by the Borrower to VCC Funding, LLC.

Schedule 3.12(a)

Subsidiaries

VCC Equity Holdings, LLC

VCC Funding, LLC

Varagon SDLP, LLC is intentionally excluded from this schedule pursuant to the definition of “Subsidiary”.

Schedule 3.12(b)

Investments

To the extent applicable, Investments in VCC Funding, LLC and Varagon SDLP, LLC as in effect on the Effective Date.

Schedule 6.08

Transactions with Affiliates

1. The Placement Agent Agreement, by and between Rondout Partners, LLC and the Borrower, dated May 23, 2022, and any transaction pursuant thereto.

2. The Administration Agreement, by and between the Borrower and Varagon Capital Partners, L.P., dated as of June 2, 2022, and any transaction pursuant thereto.

3. The Expense Reimbursement Agreement, by and between the Borrower and VCC Advisors, LLC, dated as of June 2, 2022, and any transaction pursuant thereto.